Exhibit 99.2

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

AND FINANCIAL STATEMENT SCHEDULE

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Surgalign Holdings, Inc.

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Surgalign Holdings, Inc. and subsidiaries (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of comprehensive loss, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2022, and the related notes and financial statement schedule included under Item 15(a) (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company incurred a net loss of $54.6 million during the year ended December 31, 2022, and as of that date, the Company had cash of $16.3 million and an accumulated deficit of $624.2 million. These conditions, along with other matters as set forth in Note 1, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical audit matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

F-2

Holo Surgical, Inc. Acquisition Related Contingent Consideration Liability

As described further in Note 14 and Note 22 to the financial statements, the Company acquired Holo Surgical Inc. in 2020 with $83.0 million (valued at $50.6 million at acquisition) of the consideration being contingent upon the achievement of certain regulatory, commercial and utilization milestones. We identified the fair value of the acquisition related contingent consideration liability as a critical audit matter.

The principal considerations for our determination that fair value of the acquisition related contingent consideration liability is a critical audit matter are that the probability of achieving each of the milestones requires significant management judgment. The significant judgment involved in determining the probability of achieving each of the milestones has a significant impact on the fair value of contingent consideration recorded. Accordingly, the audit procedures to evaluate the reasonableness of management’s judgments related to the milestone probabilities required a high degree of auditor judgment and increased extent of effort, including the need to involve specialists with extensive experience with obtaining certain regulatory approvals for similar technologies.

Our audit procedures related to the fair value of the acquisition related contingent consideration liability included the following, among others:

●	We obtained an understanding of the relevant controls over the Company’s process for developing the probabilities used in the valuation of the acquisition related contingent liabilities including review of the significant assumptions used and the completeness and accuracy of the underlying data used;
●	We made inquiries of management who are responsible for obtaining regulatory approvals and development of the technology to understand how the probabilities were established;
●	We discussed the risks and uncertainties related to each of the milestones and how these factors were considered in establishment of the probability for each milestone;
●	We tested the milestone probabilities, including the involvement of professionals in our firm with extensive experience with obtaining certain regulatory approvals for similar technologies;
●	Using the milestone probabilities and other valuation assumptions, including credit risk and risk-free rate, we involved our valuation specialists with specialist skills and knowledge, to evaluate the assumptions and methodologies used to determine fair value of the acquisition contingent liabilities.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2021.

Chicago, Illinois

March 30, 2023

F-3

SURGALIGN HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share data)

	December 31,
	2022	2021
Assets
Current Assets:
Cash and cash equivalents	$16,295	$51,287
Accounts receivable - less allowances of $9,861 at December 31, 2022 and $9,272 at December 31, 2021	16,057	19,197
Inventories - current	17,710	26,204
Prepaid and other current assets	6,649	9,984
Total current assets	$56,711	$106,672

Non-current inventories	5,947	10,212
Property and equipment - net	2,057	945
Other assets - net	5,527	5,970
Total assets	$70,242	$123,799

Liabilities, Mezzanine Equity and Stockholders’ Equity
Current Liabilities:
Accounts payable	$7,705	$10,204
Current portion of accrued acquisition contingency - Holo	—	25,585
Accrued expenses	13,146	17,769
Accrued income taxes	296	484
Total current liabilities	$21,147	$54,042

Acquisition contingencies - Holo	24,061	26,343
Warrant liability	22,982	12,013
Notes payable - related party	10,192	9,982
Other long-term liabilities	7,583	3,176
Total liabilities	$85,965	$105,556

Commitments and contingencies (Note 22)

Mezzanine equity	10,006	10,006

Stockholders’ equity:
Common stock, $.001 par value: 300,000,000 shares authorized; 7,860,369 and 4,887,982 shares issued and outstanding, as of December 31, 2022 and 2021, respectively	7	5
Additional paid-in capital	607,245	585,517
Accumulated other comprehensive loss	(2,840)	(1,820)
Accumulated deficit	(624,218)	(569,613)
Less treasury stock, 66,641 and 51,448 shares, as of December 31, 2022 and 2021, respectively, at cost	(5,923)	(5,852)
Total stockholders’ equity	$(25,729)	$8,237
Total liabilities, mezzanine equity and stockholders’ equity	$70,242	$123,799

See notes to consolidated financial statements.

F-4

SURGALIGN HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Loss

(In thousands, except share and per share data)

	Year Ended December 31,
	2022	2021
Revenues	$81,979	$90,500
Costs of goods sold	41,691	29,775
Gross profit	40,288	60,725
Operating Expenses:
General and administrative	95,888	104,460
Severance and restructuring costs	1,148	208
Research and development	15,736	13,888
Gain on acquisition contingency	(17,867)	(4,587)
Asset acquisition expenses	—	72,087
Asset impairment and abandonments	5,352	12,195
Transaction and financing expenses	19,391	3,689
Total operating expenses	119,648	201,940
Other operating income, net	(898)	(3,932)
Operating loss	(78,462)	(137,283)
Other expense (income) - net
Other expense (income) - net	26	(202)
Interest expense	1,009	—
Foreign exchange loss	978	1,447
Change in fair value of warrant liability	(24,827)	(14,736)
Total other income - net	(22,814)	(13,491)
Loss before income tax provision	(55,648)	(123,792)
Income tax benefit	(1,043)	(886)
Net loss from continuing operations	(54,605)	(122,906)
Discontinued operations (Note 5)
Loss from operations of discontinued operations	—	(6,316)
Income tax benefit	—	(2,674)
Net loss from discontinued operations	—	(3,642)
Net loss	(54,605)	(126,548)
Net loss applicable to noncontrolling interests	$—	$41,897
Net loss applicable to Surgalign Holdings, Inc.	$(54,605)	$(84,651)
Other comprehensive loss:
Unrealized foreign currency translation gain	(1,020)	(596)
Total other comprehensive loss	$(53,585)	$(84,055)

Net loss from continuing operations per share applicable to Surgalign Holdings, Inc. - basic	$(8.33)	$(30.08)
Net loss from discontinued operations per share applicable to Surgalign Holdings, Inc. - basic	—	(0.89)
Net loss per share applicable to Surgalign Holdings, Inc. - basic	(8.33)	(20.72)

Net loss from continuing operations per share applicable to Surgalign Holdings, Inc. - diluted	$(8.33)	$(30.08)
Net loss from discontinued operations per share applicable to Surgalign Holdings, Inc. - diluted	—	(0.89)
Net loss per share applicable to Surgalign Holdings, Inc. - diluted	(8.33)	(20.72)

Weighted average shares outstanding - basic	6,555,207	4,086,409
Weighted average shares outstanding - diluted	6,555,207	4,086,409

See notes to consolidated financial statements.

F-5

SURGALIGN HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

(In thousands, except share data)

	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Treasury Stock	Total Stockholders’ Equity	Mezzanine Equity
Balance, January 1, 2021	3	517,201	(2,416)	(484,962)	(5,656)	24,170	—
Net loss	—	—	—	(84,651)	—	(84,651)	(41,897)
Foreign currency translation adjustment	—	—	596	—	—	596	—
Exercise of common stock options	—	23	—	—	—	23	—
Stock-based compensation	—	5,212	—	—	—	5,212	—
Purchase of treasury stock	—	—	—	—	(196)	(196)	—
Share offering	2	57,526	—	—		57,528	—
Equity instruments issued in connection with Prompt Prototypes, LLC	—	221	—	—		221	—
Equity instruments issued in connection with the INN acquisition	—	4,927	—	—		4,927	—
Purchase of noncontrolling interest	—	—	—	—		—	51,903
Purchases of stock in the ESPP plan	—	407	—	—	—	407	—
Balance, December 31, 2021	$5	$585,517	$(1,820)	$(569,613)	$(5,852)	$8,237	$10,006
Net loss	—	—	—	(54,605)	—	(54,605)	—
Foreign currency translation adjustment	—	—	(1,020)	—	—	(1,020)	—
Exercise of common stock options	—	—	—	—	—	—	—
Stock-based compensation	—	4,689	—	—	—	4,689	—
Purchase of treasury stock	—	—	—	—	(71)	(71)	—
Share offering	1	8,487	—	—	—	8,488	—
Pre-funded warrant execution	—	2,236	—	—	—	2,236	—
Equity instruments issued in connection with the Holo acquisition	1	5,918	—	—	—	5,919	—
Other	—	152	—	—	—	152	—
Purchases of stock in the ESPP plan	—	246	—	—	—	246	—
Balance, December 31, 2022	$7	$607,245	$(2,840)	$(624,218)	$(5,923)	$(25,729)	$10,006

See notes to consolidated financial statements.

F-6

SURGALIGN HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands, except share data)

	Year Ended December 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(54,605)	$(126,548)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	2,183	2,479
Provision for bad debts and product returns	1,895	2,064
Change in fair value of warrant liability	(24,827)	(14,736)
Provision for inventory write-downs	19,972	9,096
Investor fee for warrant financing	916	2,119
Financing fee for warrant financing	17,042	—
Deferred income tax provision	(1,251)	(171)
Stock-based compensation	4,634	5,212
Asset impairment and abandonments	5,352	12,195
Asset acquisition expenses	—	72,087
Gain on acquisition contingency	(17,867)	(4,587)
Bargain purchase gain	—	(90)
Loss on sale of OEM business (discontinued operations)	—	6,316
Other	(3)	24
Change in assets and liabilities:
Accounts receivable	1,182	5,701
Inventories	(7,858)	(15,480)
Accounts payable	(2,442)	(3,112)
Accrued expenses and income taxes payable	(20,317)	10,542
Right-of-use asset and lease liability	(174)	(2,542)
Other operating assets and liabilities	24,059	(12,361)
Net cash used in operating activities	$(52,109)	$(51,792)
Cash flows from investing activities:
Payments for OEM working capital adjustment	—	(5,430)
Purchases of property and equipment	(6,781)	(13,423)
Acquisition of INN	—	(5,000)
Patent and acquired intangible asset costs	(475)	(649)
Acquisition of Prompt Prototype, net of cash acquired	—	(330)
Net cash used in investing activities	$(7,256)	$(24,832)
Cash flows from financing activities:
Share offering proceeds, net	28,563	82,326
Pre-funded warrant execution	1	—
Proceeds from exercise of common stock options	—	23
Repayment of Holo milestones	(4,081)	—
Proceeds from Employee Stock Purchase Program (ESPP)	246	407
Payments for treasury stock	(71)	(196)
Net cash provided by financing activities	$24,658	$82,560
Effect of exchange rate changes on cash and cash equivalents	(285)	1,389
Net (decrease) increase in cash and cash equivalents	(34,992)	7,325
Cash and cash equivalents, beginning of period	51,287	43,962
Cash and cash equivalents, end of period	$16,295	$51,287
Supplemental cash flow disclosure:
Cash paid for income taxes, net of refunds	$(2,497)	$7,990
Non-cash acquisition of property and equipment	396	195
Non-cash common stock issuance - Prompt	—	221
Non-cash acquisition of INN	—	14,909
Non-cash common stock issuance - Holo Milestones contingent considerations	5,919	—

See notes to consolidated financial statements.

F-7

SURGALIGN HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Years Ended December 31, 2022 and 2021

(In thousands, except share, per share data or otherwise noted)

1. Business

Surgalign Holdings, Inc. (the “Company”) is a global medical technology company focused on elevating the standard of care by driving the evolution of digital health. We have developed an artificial intelligence (“AI”) and augmented reality (“AR”) technology platform called HOLO™ AI, which we view as a powerful suite of AI software technology which connects the continuum of care from the pre-op and clinical stage through post-op care, and is designed to achieve better surgical outcomes, reduce complications, and improve patient satisfaction. We believe HOLO AI is one of the most advanced AI technologies with applications beyond the spine and operating room. Our HOLO Portal™ surgical guidance system, a component of our HOLO AI technology platform, is designed to automatically recognize, identify, and segment patient anatomy to autonomously assist the surgeon throughout the surgical procedure. This proprietary AI-based platform was developed to be an intelligent anatomical mapping technology designed to assist surgeons by allowing them to remain in safe anatomical zones, and to enhance surgical performance. We plan to leverage our HOLO AI platform to improve patient outcomes and drive adoption of our spinal hardware implants and biomaterials products. We have launched several new products and are developing a pipeline of new innovative technologies that we plan to integrate with our HOLO AI platform.

In addition to our digital health solutions, we have a broad portfolio of spinal hardware implants, including solutions for fusion procedures in the lumbar, thoracic, and cervical spine, and a minimally invasive surgical implant system for fusion of the sacroiliac joint. We also have a portfolio of advanced and traditional orthobiologics, or biomaterials, products.

We currently market and sell products to hospitals, ambulatory surgery centers, and healthcare providers in the United States and in approximately 40 countries worldwide. We are headquartered in Deerfield, Illinois, with commercial, innovation and design centers in San Diego, California; Wurmlingen, Germany; and Warsaw, Poland.

Reverse Stock Split

On May 10, 2022, the stockholders of the Company approved the proposal to authorize the Company’s Board of Directors (the “Board”) to amend the Company’s Amended and Restated Certificate of Incorporation to affect a reverse stock split of the Company’s common stock (the “Reverse Stock Split”). Following Board approval on May 11, 2022, the Reverse Stock Split became effective on May 16, 2022 at a 1-for-30 ratio. The Reverse Stock Split did not modify any rights or preferences of the shares of the Company’s common stock. Proportionate adjustments were made to the exercise prices and the number of shares underlying the Company’s outstanding equity awards, as applicable, and warrants, as well as to the number of shares issued and issuable under the Company’s equity incentive plans. The Reverse Stock Split did not affect the number of authorized shares of common stock or the par value of the common stock. Unless we indicate otherwise, all per share amounts and references to common shares and common share amounts in this Annual Report on Form 10-K (this “Report”) reflect the Reverse Stock Split, and the accompanying financial statements and notes to the financial statements give effect to the Reverse Stock Split and have been retroactively applied.

Acquisition of equity interest in INN

On December 30, 2021, we completed a Stock Purchase Agreement (“INN Purchase Agreement”) to acquire 42% of Inteneural Networks Inc. (“INN”) for a non-exclusive license to use INN’s proprietary AI technology for autonomously segmenting and identifying neural structures in medical images and helping identify possible pathological states in order to advance our digital health strategy. At the time of acquisition, INN was a private technology company engaged in the development of technology to harness machine learning (“ML”) and AI with the goal of autonomously and accurately identify and segment neural structures in medical images and integrate specific reference information regarding possible pathological states to physicians caring for patients. The acquisition of INN propels our AI capabilities and our future growth. As consideration for the 42% ownership, we paid total consideration of $19.9 million which consisted of $5.0 million in cash, issuance to the sellers 227,359 shares of our common stock with a fair value of $4.9 million and issuance of two unsecured promissory notes to the Sellers in an aggregate principal amount of $10.6 million. Pursuant to the INN Purchase Agreement, subject to certain contingencies, we are obligated to purchase up to 100% of the equity of INN if the three additional clinical, regulatory, and revenue milestones are met. With the achievement of each milestone and the satisfaction of the related contingencies, we project to acquire an additional 19.3% equity interest in INN for $19.3 million.

F-8

Prompt Prototypes LLC Acquisition

On April 30, 2021, the Company entered into an Asset Purchase Agreement with Prompt Prototypes LLC (“Prompt”). The Company purchased the assets of Prompt to expand its research and development capabilities and create the capacity to produce certain medical prototypes. Pursuant to the terms of the Agreement, the Company purchased specific assets and assumed certain liabilities of Prompt for a purchase price of $1.1 million. At the closing, the Company paid $0.3 million in cash and issued restricted shares with an aggregate fair market value of $0.2 million to the seller. The remaining $0.6 million of the purchase price will be paid to the seller, contingent on the continued employment with the Company, in the form of cash and restricted shares in two equal amounts on the 18th and 36th month anniversary of the closing date. On October 30, 2022, the Company issued its first payment to coincide with the 18-month anniversary from the closing date which consisted of $0.2 million of cash and issuance of restricted shares with an aggregate fair market value of $0.1 million. The second payment is considered future compensation and will be paid on the 36th month anniversary of the closing date.

COVID-19

The COVID-19 pandemic significantly impacted our business results of operations and financial condition in fiscal years 2021 and 2022. At the height of the COVID-19 pandemic, governments implemented extraordinary measures to slow the spread of the virus, which included the mandatory closure of businesses, restrictions on travel and gatherings, quarantine and physical distancing requirements, and vaccine mandates. While market conditions have improved throughout the country and on a global scale, many government agencies in conjunction with hospitals and healthcare systems continue to defer, reduce or suspend certain elective surgical procedures. The COVID-19 pandemic has also adversely impacted supply chains and hospitals’ staffing and administrative functions, resulting in several delays. We may continue to see delays on this front and both delays and reductions in procedural volumes as hospital systems and/or patients elect to defer spine surgery procedures, and the unpredictability of emerging variants may create unforeseen impacts on business operations.

During 2021 and 2022, we raised additional capital to solidify our financial foundation and we continue to invest in our digital health strategy, invest in our teams, and improve operating processes, while taking steps to position the Company for long-term success and improve patient outcomes notwithstanding the COVID-19 pandemic and/or additional variants.

Liquidity

As of December 31, 2022, we had approximately $16.3 million in cash and $20.9 million in trade accounts payable and accrued expense liabilities, all of which were current. We plan to use our existing cash to fund our general corporate needs. In December 2022, we implemented a restructuring plan based on a thorough review of our organizational structure, processes, costs, and product portfolio, which we expect will lower operating expenses and reduce our overall cash burden. We believe this corporate realignment program will streamline the organization, improve processes and result in a significant reduction in operating expenses, significantly decrease our current operating cash flow, and leading to a lower cost basis to operate in 2023. In addition, to continue to increase our overall cash position, we sold our U.S. Coflex business in the first quarter of 2023 for total consideration of $17.0 million which provided net cash of $14.8 million to the Company following transaction costs. Based on the current execution of the strategy and our current cash flow forecast, we expect our current net working capital available will be sufficient to satisfy our needs into the fourth quarter of 2023. We are currently executing on our overall corporate strategy which includes the possibility of further corporate alignment programs, additional financing events through debt or equity, the potential sale of certain or substantially all assets, a sale of the Company or a potential merger with another entity. There is no assurance that we will be successful in further implementing these initiatives. Absent receipt of additional funding, based on our current cash flow forecast, we do not expect to have adequate capital resources to meet our anticipated cash needs and our current obligations as they become due into the fourth quarter of 2023, which could require the Company to seek protection through a bankruptcy filing.

In the interim, if we seek to raise additional capital through debt or equity or other financial instruments, there is no assurance that we will be able to obtain financing in a timely manner or on acceptable terms to meet any liquidity needs. If we are unable to secure additional funding and successfully implement our planned corporate realignment programs designed to significantly reduce expenses, we may be required to seek protection under applicable bankruptcy laws and/or liquidate or reorganize our assets, which could cause us to be delisted from the NASDAQ, further limiting our ability to obtain financing.

F-9

Going Concern

The accompanying consolidated financial statements of the Company have been prepared assuming the Company will continue as a going concern and in accordance with generally accepted accounting principles in the United States of America. The going concern basis of presentation assumes that we will continue in operation one year after the date these financial statements are issued, and we will be able to realize our assets and discharge our liabilities and commitments in the normal course of business. However, as discussed below, management has concluded that substantial doubt exists with respect to the Company’s ability to continue as a going concern within one year after the date the consolidated financial statements are issued.

As of December 31, 2022, the Company had cash of $16.3 million and an accumulated deficit of $624.2 million. For the year ended December 31, 2022, the Company had a loss from continuing operations of $54.6 million and a net loss applicable to Surgalign Holdings, Inc. of $54.6 million. The Company has incurred losses from operations in the previous two fiscal years and did not generate positive cash flows from operations in fiscal year 2022 nor in 2021. The Company expects net operating losses for the full year 2023 as it works to commercialize its HOLO Portal™ surgical guidance system and further develop its HOLO™ AI platform and spinal device product lines.

On November 13, 2022, we entered into a securities purchase agreement with a single institutional investor pursuant to which we agreed to sell, in a registered direct offering (the “2022 Registered Direct Offering”), 740,000 shares of our common stock, pre-funded warrants exercisable for up to an aggregate of 5,260,000 shares of common stock, Series A warrants to purchase an aggregate of up to 6,000,000 shares of common stock that are exercisable through November 13, 2027, and Series B warrants to purchase an aggregate of up to 1,500,000 shares of common stock that are exercisable through November 13, 2025. We received gross proceeds of $12.0 million associated with the purchase agreement. Also in connection with the 2022 Registered Direct Offering, we issued placement agent warrants to purchase an aggregate of up to 360,000 of common stock that are exercisable through November 13, 2027.

On February 15, 2022, we issued and sold in an underwritten public offering 1,285,507 shares of our common stock and 163,768 of pre-funded warrants to purchase common stock. In addition, the Company issued warrants to purchase up to an aggregate of 1,086,956 shares of common stock that are exercisable through February 15, 2027. Also in connection with the offering, the Company issued placement agent warrants to purchase an aggregate of up to 86,956 shares of common stock that are exercisable through February 15, 2027. Finally, the Company granted the underwriters the option for a period of 30 days from February 15, 2022 to purchase up to 217,391 additional shares of the Company’s common stock and/or warrants to purchase up to 163,043 shares of the Company’s common stock. The Underwriters did not exercise the option to purchase the common shares from the Company, but they did exercise the option to purchase the warrants which have not been converted to common shares as of December 31, 2022. We received gross proceeds of $20.0 million from the offering.

On June 14, 2021, we issued and sold in a registered direct offering an aggregate of 966,183 shares of our common stock and investor warrants to purchase up to an aggregate of 966,183 shares of common stock. The Company, also in connection with the direct offering, issued placement agent warrants to purchase an aggregate of up to 57,971 shares of our common stock that are exercisable through June 14, 2024. We received gross proceeds of $50.0 million from the offering.

On February 1, 2021, we closed a public offering and sold a total of 956,666 shares of our common stock at a price of $45.0000 per share, less the underwriter discounts and commissions. We received gross proceeds of $44.5 million from the offering.

The Company is projecting it will continue to generate significant negative operating cash flows over the next 12-months and beyond. In management’s evaluation of the going concern conclusion we considered the following: i) supply chain and labor issues, potential of a COVID-19 or related variant resurgence, inflation, and recent market volatility; ii) negative cash flows that are projected over the next 12-month period; iii) probability of payment of potential milestone payments related to the Holo Surgical and INN acquisitions should any of the milestones be achieved; iv) INN seller notes with an aggregate amount of $10.6 million due to the seller of INN on December 31, 2024; and v) various supplier minimum purchase agreements. The Company’s operating plan for the next 12-month period also includes continued investments in its product pipeline that require additional financings, including digital health, its digital health products, and certain hardware assets.

F-10

Historically, the Company has successfully funded its cash requirements with capital raised through financings and/or asset sales and intends to continue to pursue those paths to address cash shortfalls. We completed the Coflex Transaction for $17.0 million gross funds and net cash of $14.8 million to the Company.

Even with this sale, absent receipt of additional third-party funding and based on our current cash flow forecast, the Company does not expect to have adequate capital resources to meet its current obligations as they become due into the fourth quarter of 2023. The Company’s ability to meet its current obligations as they become due over the next twelve months and to be able to continue with its operations will depend on obtaining additional capital and executing its current corporate strategy. No assurance can be given that any of these actions will be completed. If the Company is unable to secure additional funding and successfully implement its planned corporate realignment programs designed to significantly reduce expenses, the Company may be required to seek protection under applicable bankruptcy laws and/or liquidate or reorganize its assets, which could cause us to be delisted from the NASDAQ, further limiting our ability to obtain financing.

In consideration of the inherent risks and uncertainties and the Company’s forecasted negative cash flows as described above, management has concluded that substantial doubt exists with respect to the Company’s ability to continue as a going concern within one year after the date the consolidated financial statements are issued. Management continually evaluates plans to raise additional debt and/or equity financing and will continue to attempt to curtail discretionary expenditures in the future; however, in consideration of the risks and uncertainties mentioned, such plans cannot be considered probable of occurring at this time.

The recoverability of a major portion of the recorded asset amounts shown in the Company’s accompanying consolidated balance sheets is dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to meet its funding requirements on a continuous basis to maintain existing financing to succeed in its future operations. The Company’s consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

2. Summary of Significant Accounting Policies

Principles of Consolidation— The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Surgalign, Inc., Paradigm Spine, LLC (“Paradigm”), Pioneer Surgical Technology, Inc. (“Pioneer Surgical”), Zyga Technology, Inc. (“Zyga”) and Holo Surgical Inc. (“Holo Surgical”). The Company consolidates the accounts of Inteneural Networks, Inc. (“INN”), a 42% owned subsidiary as control is achieved through means other than voting rights (“variable interest entities” or “VIE”) as the Company is deemed to be the primary beneficiary of INN. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All intercompany balances and transactions have been eliminated in consolidation.

Reclassification—The Company reclassified certain amounts from prior periods to conform with current period presentation of certain consolidated financial statements with no effect on previously reported net income, equity, total assets, or total liabilities.

Use of Estimates—The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates and assumptions relating to inventories, receivables, long-lived assets, contingent considerations, and litigation are made at the end of each financial reporting period by management. Actual results could differ from those estimates.

Foreign Currency Translation—The functional currency of the Company’s foreign subsidiaries is the Euro. Assets and liabilities of the foreign subsidiaries are translated at the period end exchange rate while revenues and expenses are translated at the average exchange rate for the period. The resulting translation adjustments, representing unrealized, noncash gains and losses are recorded and presented as a component of comprehensive loss. Gains and losses resulting from transactions of the Company and its subsidiaries, which are made in currencies different from their own, are included in income or loss as they occur and are included in other expenses in the consolidated statements of comprehensive loss.

Fair Value of Financial Instruments—The estimated fair value of financial instruments disclosed in the consolidated financial statements has been determined by using available market information and appropriate valuation methodologies. The carrying value of all current assets and current liabilities approximates fair value because of their short-term nature.

F-11

Cash and Cash Equivalents— The Company considers all funds in banks and short-term highly liquid investments with an original maturity of three months or less to be cash and cash equivalents. Cash equivalents comprise overnight repurchase agreements. Cash balances are held at a few financial institutions and usually exceed insurable amounts. The Company mitigates this risk by depositing its uninsured cash in major well capitalized financial institutions. At December 31, 2022 and 2021, the Company had no cash equivalents.

Accounts Receivable Allowances— The Company maintains the allowance for estimated losses resulting from the inability of its customers to make required payments. The allowance represents the current estimate of lifetime expected credit losses over the remaining duration of existing accounts receivable considering current market conditions and supportable forecasts when appropriate. The estimate is a result of the Company’s ongoing evaluation of collectability, customer creditworthiness, historical levels of credit losses, and future expectations. At times, it is determined that invoices are uncollectible and need to be written off. This occurs after extensive attempts by the Company to obtain payment, set up payment plans or send to debt collectors. When the Company determines the amount of the actual write-offs for the period, a credit is made to the accounts receivable account to reduce the amount of outstanding accounts receivable with a debit to the allowance account. Write-off activity for the years ended December 31, 2022 and 2021 were $1.4 million and $0.7 million, respectively. Recoveries for the years were not material.

Inventories— Inventories are stated at lower of cost or net realizable value, with cost determined using the first-in, first-out method (“FIFO”) applied on a consistent basis. Non-current inventory represents those the Company anticipates will not be sold within the next year. Non-current inventory is estimated by comparing historical and projected sales trends and inventory quantities on hand. Inventory is evaluated for obsolescence and excess quantities by analyzing inventory levels, historical loss trends, expected product lives, product at risk of expiration, sales levels by product and projections of future sales demand. The announced product rationalization was also evaluated in the Company’s obsolescence and excess quantity reserve.

The Company’s calculation of the amount of inventory that is excess, obsolete, or will expire prior to sale has the following components: 1) a consumption based component that compares historical sales to inventory quantities on hand for our United States calculation and projected sales to quantities on hand for our international calculation given its wind down; 2) for expiring inventory we assess the risk related to inventory that is near expiration by analyzing historical expiration trends to project inventory that will expire prior to being sold; and 3) identifying product lines that will be rationalized in the near future. The Company’s demand-based consumption model assumes that inventory will be sold on a first-in-first-out basis. The Company’s metal inventory does not expire and can be re-sterilized and sold; however, the Company assesses quantities on hand, historical sales, projected sales, projected consumption, the number of forecasted years, wind down timing for rationalized product lines when calculating the estimate.

Property and Equipment—Property and equipment are stated at cost less accumulated depreciation. The cost of leasehold improvements is amortized on the straight-line method over the shorter of the lease term or the estimated useful life of the asset. Included in property and equipment are costs related to purchased software that are capitalized. Surgical instruments which are included in property and equipment are handheld devices used by surgeons during implant procedures. The Company retains title to the surgical instruments. Depreciation for surgical instruments is included in general and administrative expenses in the accompanying consolidated statements of comprehensive loss.

Depreciation is computed on the straight-line method over the following estimated useful lives of the assets:

Processing equipment	7 to 10 years
Office equipment, furniture and fixtures	5 to 7 years
Computer equipment and software	3 to 7 years
Surgical instruments	1 year

Internal Use Software- The Company accounts for its costs to develop computer software for internal use in accordance with Accounting Standards (“ASC”) 350-40, Internal use Software, specifically for its development and implementation of its new ERP system in January 2022, and for continued enhancements to its HOLO™ AI software technology platform. The Company capitalizes the costs incurred during the application development stage, which generally include costs to design the software configuration and interfaces, coding, installation, and testing, in addition to enhancement costs when determined to result in additional functionality. Costs associated with these developments are maintained as construction in process until either a 510(k) application has been submitted or the software has gone live. When this occurs the costs are subsequently transferred into property and equipment account with depreciation commencing thereafter.

F-12

Derivative Instruments—The Company reviews debt agreements for embedded features. If these features are not clearly and closely related to the debt host, they meet the definition of a derivative and require bifurcation from the host contract. All derivative instruments, including embedded derivatives are recorded on the balance sheet at their respective fair values. The Company will adjust the carrying value of the derivative liability to fair value at each subsequent reporting date. The changes in the fair value of the derivatives are recorded in the period they occur.

Warrant Financing—The Company accounts for its warrants as derivative liabilities as the warrants did not meet the criteria for the equity scope exception from derivative accounting. As derivatives, these warrants were measured at fair value at inception and will be remeasured at each reporting date with changes in fair value recognized in the consolidated statements of comprehensive loss in the period of change.

Debt Issuance Costs—Debt issuance costs include costs incurred to obtain financing and are amortized using the straight-line method, which approximates the effective interest method, over the life of the related debt. Debt issuance costs related to a recognized debt liability are presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. No amounts are recorded as debt issuance costs for December 31, 2022 and 2021, as any incurred amounts were immaterial.

Long-Lived Assets—The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. Recoverability is measured by a comparison of the carrying amount to the net undiscounted cash flows expected to be generated by the asset. An impairment loss would be recorded for the excess of net carrying value over the fair value of the asset impaired. The fair value is estimated based on expected discounted future cash flows. The results of impairment tests are subject to management’s estimates and assumptions of projected cash flows and operating results. Changes in assumptions or market conditions could result in a change in estimated future cash flows and the likelihood of materially different reported results. Because the Company’s forecasted cash flow is negative, long-lived assets, including property and equipment and intangible assets subject to amortization were impaired and written down to their estimated fair values in 2022 and 2021.

Other Intangible Assets —Other intangible assets, which constitutes finite lived assets, generally consist of patents, acquired exclusivity rights, licensing rights, distribution agreements, and procurement contracts. Patents are amortized on the straight-line method over the shorter of the remaining protection period or estimated useful lives of between 8 and 16 years. Trade names, procurement contracts, customer lists, acquired exclusivity rights, and distribution agreements are amortized over estimated useful lives of between 5 to 25 years. Because the Company’s forecasted cash flow is negative, any intangible assets acquired during the year were immediately impaired, and as such, there was no amortization expense for the years ended December 31, 2022 and 2021.

Revenue Recognition— The Company recognizes revenue upon transfer of control of promised implants in an amount that reflects the consideration it expects to receive in exchange for those products. The Company typically transfers control at a point in time upon shipment or delivery of the implants for direct sales, or upon implantation for sales of consigned inventory. The customer is able to direct the use of, and obtain substantially all of the benefits from, the implant at the time the implant is shipped, delivered, or implanted, respectively based on the terms of the contract.

The Company’s performance obligations consist mainly of transferring control of implants identified in the contracts. The Company’s transaction price is generally fixed. Payment terms vary but are generally due within 30 days of transferring control. Any discounts or rebates are estimated at the inception of the contract and recognized as a reduction of the revenue. We generally do not bill customers for shipping and handling of our products. We treat shipping and handling costs performed after a customer obtains control of the good as a fulfillment cost and record these costs as a selling expense when incurred. Some of the Company’s contracts offer assurance-type warranties in connection with the sale of a product to a customer. Assurance-type warranties provide a customer with assurance that the related product will function as the parties intended because it complies with agreed-upon specifications. Such warranties do not represent a separate performance obligation and are not material to the consolidated financial statements.

Stock-Based Compensation Plans—The Company accounts for its stock-based compensation plans in accordance with ASC 718, Accounting for Stock Compensation (“ASC 718”).

F-13

ASC 718 requires the measurement and recognition of compensation expense for all stock-based awards made to employees and directors, including restricted stock awards, restricted stock units, stock options and the employee stock purchase plan (“ESPP”) purchase rights (i.e., equity-classified awards).

Under the provisions of ASC 718, stock-based compensation cost for equity-classified awards is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense on a straight-line basis over the requisite service period of the entire award (generally the vesting period of an option, including graded vesting schedules, or share award and the offering period of an ESPP purchase right award).

The Company currently measures the grant date fair value of restricted stock awards and restricted stock units based on the market value of the Company’s stock on the grant date.

The Company uses the Black-Scholes model to value its stock option grants and ESPP purchase rights. The fair value of stock options and awards is determined on the grant date, and the fair value of the ESPP purchase rights is determined on the offering date using assumptions for the expected term, expected volatility, dividend yield, and the risk-free interest rate. The details of those assumptions, is as follows:

●	The term assumption for stock options is primarily based on the contractual vesting term and historic data related to exercise and post-vesting expiration history experienced by the Company. The Company uses the simplified method for estimating the expected term used to determine the fair value under ASC 718. The expected term is determined separately for the Company’s directors and employees. The term assumption for ESPP purchase is primarily based on the offering period.

●	The Company’s anticipated volatility level for both stock options and ESPP purchase rights are primarily based on the historic volatility of the Company’s common stock.

●	The Company’s models for stock options and ESPP purchase rights includes a 0% expected dividend yield assumption, as the Company has not historically paid, nor does it anticipate paying dividends on its common stock.

●	The risk-free interest rate approximates recent U.S. Treasury note auction results with a similar life to that of the option or ESPP purchase right. The Company’s model does not include a discount for post-vesting restrictions, as the Company has not issued awards with such restrictions.

The compensation cost recognized for stock options is determined based on the grant date fair value of the options and the number of options granted. The compensation cost recognized for restricted stock awards, restricted stock units, and ESPP purchase rights is determined based on the grant date fair value of the awards. The Company accounts for forfeitures as they occur.

Research and Development Costs—Research and development costs, including the cost of research and development conducted for others and the cost of contracted research and development, are expensed as incurred.

Transaction and Integration Costs—Transaction and integration costs, including fees associated with strategic initiatives, issuance costs for potential debt and equity offerings, and costs associated with potential M&A activity, are expensed as incurred. The Company incurred related expenses of $19.4 million and $3.7 million, for the years ended December 31, 2022 and 2021, respectively.

Income Taxes—The Company uses the asset and liability method of accounting for income taxes. Deferred income taxes are recorded to reflect the tax consequences on future years for differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to amounts which are more likely than not to be realized.

Employee Retention Credit—Pursuant to the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), the Company is eligible for an employee retention credit subject to certain criteria. The Company has accounted for funds received under the CARES Act in accordance with International Accounting Standards (IAS) 20, Accounting for Government Grants and Disclosure of Government Assistance, of International Financial Reporting Standards (“IFRS”).

Under an IAS 20 analogy, a business entity would recognize the employee retention credit on a systematic basis over the periods in which the entity recognizes the payroll expenses for which the grant (i.e., tax credit) is intended to compensate when there is reasonable assurance (i.e., it is probable) that the entity will comply with any conditions attached to the grant and the grant (i.e., tax credit) will be received.

F-14

The Company applied for the Employee Retention Credit during 2022 and received a reimbursement from the government in the amount of $3.2 million during the fourth quarter of 2022. Due to the uncertainty in the government program and the changing legislation, the Company could not determine that the conditions of the program have been substantially met and therefore have recorded a reserve in the amount of $3.2 million in “Other long-term liabilities” on the consolidated balance sheet.

Contingent Consideration— The Company accounts for the contingent consideration related to the Holo Surgical Acquisition as a liability in accordance with the guidance of ASC 480, Distinguishing Liabilities from Equity, because the contingent consideration represents a conditional obligation that has a fixed monetary value known at inception and we may settle by issuing a variable number of our equity shares. The liability is recorded at its fair value at inception and shall be marked to market subsequently at the end of each reporting period, with any change recognized in the current earnings. See Note 7 for further discussion related to the Holo Surgical Acquisition.

Noncontrolling Interest— The Company’s consolidated noncontrolling interest is comprised of its investment in INN. The Company evaluated whether noncontrolling interest is subject to redemption features outside of the Company’s control. We evaluated noncontrolling interest to determine whether it is currently redeemable for cash or probable of being redeemable for cash in the future within the mezzanine section of the consolidated balance sheet. As the noncontrolling interest is not currently redeemable, and is only redeemable upon the occurrence of FDA approval, we will not remeasure at each reporting period until approval is obtained.

Treasury Stock — The Company may periodically repurchase shares of its common stock from employees for the satisfaction of their individual payroll tax withholding upon vesting of restricted stock awards in connection with the Company’s incentive plans. The Company’s repurchases of common stock are recorded at the stock price on the vesting date of the common stock. The Company repurchased 14,921 and 3,633 shares of its common stock for $0.1 million and $0.2 million, for the years ended December 31, 2022 and 2021, respectively.

Earnings Per Share—Basic earnings per share (“EPS”) is computed by dividing earnings attributable to common stockholders by the weighted-average number of common shares outstanding for the periods. Diluted EPS reflects the incremental shares issuable upon the assumed exercise of securities that could share in earnings. Shares whose issuance is contingent upon the satisfaction of certain conditions shall be considered outstanding and included in the computation of diluted EPS as follows:

a.	If all necessary conditions have been satisfied by the end of the period (the events have occurred), those shares shall be included as of the beginning of the period in which the conditions were satisfied (or as of the date of the contingent stock agreement, if later).

b.	If all necessary conditions have not been satisfied by the end of the period, the number of contingently issuable shares included in diluted EPS shall be based on the number of shares, if any, that would be issuable if the end of the reporting period were the end of the contingency period (for example, the number of shares that would be issuable based on current period earnings or period-end market price) and if the result would be dilutive. Those contingently issuable shares shall be included in the denominator of diluted EPS as of the beginning of the period (or as of the date of the contingent stock agreement, if later).

Other Operating Income— Included within “Other operating income, net” for the years ended December 31, 2022 and 2021 is $0.9 million and $3.9 million, respectively, related to the settlement received by the Company from OEM related to inventory purchased during the year that was also paid for by the Company at the date of acquisition.

3. Recently Issued and Adopted Accounting Standards.

To date, there have been no recent accounting pronouncements not yet effective that the Company expects will have a material, or potentially material, impact to our consolidated financial statements.

F-15

4. Leases

The Company’s leases are classified as operating leases and includes office space, automobiles, and copiers. The Company does not have any finance leases and the Company’s operating leases do not have any residual value guarantees, restrictions or covenants. As of December 31, 2022 the only lease that has yet to commence is for our San Diego Design Center, which is expected to open in mid-2023. Therefore, no lease obligation or right-of-use (“ROU”) asset has been recorded as of December 31, 2022. All other obligations associated with the lease are reflected as of December 31, 2022. The Company’s leases have remaining lease terms of 1 to 7 years, some of which include options to extend or terminate the leases. The option to extend or terminate is only included in the lease term if the Company is reasonably certain of exercising that option. Operating lease ROU assets are presented within “Other assets-net” on the consolidated balance sheets. The current portion of operating lease liabilities are presented within “Accrued expenses,” and the non-current portion of operating lease liabilities are presented within “Other long-term liabilities” on the consolidated balance sheets. The Company’s lease agreements do not provide a readily determinable implicit rate nor is it available to the Company from its lessors. Instead, the Company estimates its incremental borrowing rate based on information available at lease commencement in order to discount lease payments to present value. Short-term leases with an initial term of 12 months or less are not recorded on the consolidated balance sheets.

A subset of the Company’s automobile and copier leases contain variable payments. The variable lease payments for such automobile leases are based on actual mileage incurred at the standard contractual rate. The variable lease payments for such copier leases are based on actual copies incurred at the standard contractual rate. The variable lease costs for all leases are immaterial.

The components of operating lease expense were as follows:

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2021
Operating lease cost	$462	$706
Short-term operating lease cost	916	335
Total operating lease cost	$1,378	$1,041

Supplemental cash flow information related to operating leases was as follows:

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2021
Cash paid for amounts included in the measurement of lease liabilities	$1,405	$1,237
ROU assets obtained in exchange for lease obligations	381	57

Supplemental balance sheet information related to operating leases was as follows:

	Balance Sheet Classification	Balance at December 31, 2022	Balance at December 31, 2021
Assets:
Right-of-use assets	Other assets - net	$967	$876
Liabilities:
Current	Accrued expenses	$182	$294
Noncurrent	Other long-term liabilities	1,142	947
Total operating lease liabilities		$1,324	$1,241

F-16

The weighted-average remaining lease terms and discount rates were as follows:

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2021
Weighted-average remaining lease term (years)	6.0	6.3
Weighted-average discount rate	4.97%	5.09%

As of December 31, 2022, maturities of operating lease liabilities (excluding San Diego Design Center lease) were as follows:

Maturity of Operating Lease Liabilities	Balance at December 31, 2022
2023	$384
2024	402
2025	391
2026	389
2027 and beyond	806
Total future minimum lease payments	2,372
Less imputed interest	(1,048)
Total	$1,324

5. Discontinued Operations

On July 20, 2020, the Company completed the disposition of its former original equipment manufacturing business and business related to processing donated human musculoskeletal and other tissue and bovine and porcine animal tissue in producing allograft and xenograft implants using sing BIOCLEANSE®, TUTOPLAST® and CANCELLE® SP sterilization processes (collectively, the “OEM Businesses”). Accordingly, the OEM Businesses are reported as discontinued operations in accordance with ASC 205-20, Discontinued Operations (“ASC 205-20”). The results of operations from the OEM Businesses are classified as discontinued operations in the consolidated statements of comprehensive loss. The Company applied the “Intraperiod Tax Allocation” rules under ASC 740, which requires the allocation of an entity’s total annual income tax provision among continuing operations and, in the Company’s case, discontinued operations. There were no assets or liabilities of the OEM Business as of years ended December 31, 2022 or December 31, 2021, due to the transaction occurring on July 20, 2020. Applicable amounts in prior years have been recast to conform to this discontinued operations presentation.

F-17

The following table presents the financial results of the discontinued operations:

	Year Ended	Year Ended
	December 31, 2022	December 31, 2021
Major classes of line items constituting net income from discontinued operations:
Revenues	$—	$—
Costs of goods sold	—	—
Gross profit	—	—
Expenses:
General and administrative	—	—
Severance and restructuring costs	—	—
Transaction and financing expenses	—	—
Total operating expenses	—	—
Operating income	—	—
Other expense (income):
OEM working capital adjustment	—	6,316
Interest expense	—	—
Loss on extinguishment of debt	—	—
Derivative loss	—	—
Foreign exchange (gain) loss	—	—
Total other expense - net	—	6,316
(Loss) income from discontinued operations	—	(6,316)
Gain on sale of net assets of discontinued operations	—	—
(Loss) Income from discontinued operations before income tax provision	—	(6,316)
Income tax (benefit) provision	—	(2,674)
Net (loss) income on discontinued operations	$—	$(3,642)

On December 1, 2020, pursuant to the OEM Purchase Agreement dated as of January 13, 2020 (as amended from time to time, the “OEM Purchase Agreement”), by and between the Company and Ardi Bidco Ltd. (the “Buyer”), the Company received a notice from the Buyer indicating that a post-closing adjustment in an amount of up to $14.0 million may be owed in respect of the working capital adjustment paid at closing. On June 3, 2021, the firm engaged to resolve the dispute issued a binding, non-appealable resolution whereby it was determined the Company was liable for $5.8 million of the disputed amount, which was finalized and paid during the second quarter of 2021. The final settlement was expensed under “Loss from operations of discontinued operations” in our consolidated statements of comprehensive loss.

There were no operating cash flows of discontinued operations for the years ended December 31, 2022 and 2021. Investing cash flows used in discontinuing operations were comprised of $0.0 million and $5.4 million for the years ended December 31, 2022 and 2021, respectively, related to payments made for the OEM working capital adjustment less agreed upon fees. All amounts exclude the effect of income taxes.

F-18

6. Revenue from Contracts with Customers

Disaggregation of Revenue

The Company’s entire revenue for the years ended December 31, 2022 and 2021 were recognized at a point in time. The following table represents total revenue by geographical region for the years ended December 31, 2022 and 2021:

	Year Ended December 31, 2022	Year Ended December 31, 2021
Revenues:
Domestic	$68,647	$77,927
International	13,332	12,573
Total revenues from contracts with customers	$81,979	$90,500

7. Business Combinations and Acquisitions

Inteneural Networks Inc.

On December 30, 2021, the Company entered into a Stock Purchase Agreement with Dearborn Capital Management LLC, and Neva, LLC, a Delaware limited liability company (collectively the sellers of INN), that are owned by Krzysztof Siemionow, MD, PhD (“Siemionow”), Pawel Lewicki, PhD (“Lewicki”) respectively to acquire a 42% equity interest in the issued and outstanding shares of INN for a non-exclusive right to use their proprietary technology. On the date of the Stock Purchase Agreement, Lewicki was as a member of the Board of Directors (the “Board”).

INN is a medical technology company specializing in AI and big data learning analysis of brain imaging. INN has a proprietary AI technology that seeks to autonomously segment and identify neural structures in medical images to help identify possible pathological states. This technology has potential future applications in neurosurgery as well as a wide variety of potential disorders, including dementia, autism, tumors, aneurysm, stroke, and neurovascular structures using magnetic resonance imaging and computed tomography platforms. The Company believes the transaction has the following benefits: i) the integration of INN’s ML and AI technologies may position the Company as a leader in intelligent digital health; ii) by bringing INN’s intercranial capabilities to the HOLO™ AI platform, the Company seeks to expand the applicability of HOLO AI technology into significant segments beyond spine and in particular, neurosurgery; iii) the expected synergies in the research and development and eventual commercial functions should provide for a particularly efficient integration of INN’s technology and talent; and iv) the transaction is expected to materially contribute to the Company’s mission to improve patient lives through better outcomes.

As consideration for the 42% ownership we paid $19.9 million which consisted of $5.0 million in cash, issuance to the Sellers of 227,359 shares of our common stock, par value of $0.001, which had a fair value of $4.9 million and issuance of unsecured promissory notes to the Sellers in fair value of the principal in the amount of $10.0 million. In exchange for 42% equity interest the Company is able to use the proprietary AI technology as a nonexclusive licensee. As part of the transaction, the Company is obligated to purchase up to 100% of the equity of INN if three additional clinical, regulatory, and revenue milestones are met. With each additional closing, the Company will acquire an additional 19.3% equity within INN for an additional $19.3 million in cash payment for each milestone. None of the milestones have been achieved as of December 31, 2022.

Management has determined that the Company has obtained control through means other than voting rights as the Company is deemed to be the primary beneficiary and is the most closely associated decision maker under ASC 810, Consolidation. Based on this, the Company has considered INN to be a VIE and has fully consolidated INN into the consolidated financial statements. INN does not have any assets or liabilities as of December 31, 2022 and December 31, 2021. Additionally, there was no income statement activity within INN for the years ended December 31, 2022 and 2021. As such, the amounts recorded in the “Mezzanine equity” section of the consolidated balance sheets has not changed.

F-19

The Company further determined that substantially all of the fair value of INN was concentrated in the acquired in-process research and development (“IPR&D”) asset in accordance with ASC 805, Business Combination and therefore accounted for this as an asset acquisition. The total consideration of the asset acquisition was determined to be $72.3 million, which consisted of cash consideration of $5.0 million, $4.9 million of fair value of shares issued to the seller, $10.0 million of seller notes issued to the sellers, direct and incremental expenses of $0.4 million incurred for the INN acquisition, $10.3 million in forward contracts related to the three potential milestone payments and $41.7 million in a noncontrolling interest related to the 58% equity interest not purchased. As the forward contracts are redeemable upon a future event (FDA approval) it is determined that this event is not probable under the accounting guidance. As a result, the forward contracts are not remeasured to fair value for the years ended December 31, 2022 and 2021.

The total purchase price paid in the INN acquisition has been allocated to the net assets acquired based on the relative fair value as the completion of the acquisition, primarily including the IPR&D related to INN’s development of their AI technology that autonomously segments neural structures and other intangible assets for assembled workforce. The neuro networks and segmentation has not yet reached technological feasibility and has no alternative use; thus, the purchased IPR&D was expensed immediately to the acquisition, resulting in a one-time charge of $72.1 million recognized in the asset acquisition expense line on the consolidated statement of comprehensive loss for the year ended December 31, 2021. Additionally, the intangible asset related to the assembled workforce, in the amount of $0.2 million was immediately impaired together with other intangible assets during the fourth quarter of 2021 due to the Company’s negative projected cash flows.

The Company recorded noncontrolling interest of $52.0 million which is comprised of $41.7 million related to the investment in INN and $10.3 million related to the embedded forward contracts. Management determined that because the IPR&D asset did not have technological feasibility, it was immediately expensed. As a result of the transaction, the company recorded a $72.1 million loss within the consolidated statements of comprehensive loss for the year ended December 31, 2021. This loss has a net impact of $30.2 million to Surgalign, and $41.9 million impact to INN. These adjustments were made as it relates to the amounts recorded within the transaction.

Prompt Prototypes Acquisition

On April 30, 2021, the Company entered into an Asset Purchase Agreement (the “Agreement”) with Prompt Prototypes LLC (“Prompt”). The Company purchased the assets of Prompt to expand its research and development capabilities and create the capacity to produce certain medical prototypes. Pursuant to the terms of the Agreement, the Company purchased specific assets and assumed certain liabilities of Prompt for a purchase agreement price of $1.1 million. At the closing, the Company paid $0.3 million of cash and issued restricted shares with an aggregate fair market value of $0.2 million to the sellers. The remaining $0.6 million of the purchase price will be paid to the seller, contingent on the continued employment with the Company, in the form of cash and restricted shares in two equal amounts on the 18th and 36th month anniversary of the closing date. On October 30, 2022, the Company issued its first payment to coincide with the 18 month anniversary from the closing date which consisted of $0.2 million of cash and issuance of restricted shares with an aggregate fair market value of $0.1 million. The outstanding second payment is considered future compensation.

The following table summarizes the fair value of the identifiable assets acquired and liabilities assumed from the acquisition of Prompt as of April 30, 2021 (in thousands):

Balance at
April 30, 2021
Inventories	$140
Right-of-use assets	78
Property and equipment	528
Operating lease liabilities	(78)
Deferred tax liability	(28)
Net assets acquired	$640
Bargain purchase gain	(90)
Total purchase price	$550

Based on the final purchase price, the fair value of the assets acquired and liabilities assumed exceeded the purchase price consideration resulting in a bargain purchase gain of $0.1 million and was recorded in “Other expense (income) - net” in our consolidated statements of comprehensive loss for the year ended December 31, 2021. The bargain purchase was primarily driven by the potential future compensation expense in lieu of an increased purchase price. Purchase accounting has been finalized and no adjustments were made to those amounts originally recorded.

F-20

8. Stock-Based Compensation

The Company has three active stock-based compensation plans: the 2021 Incentive Compensation Plan, the 2021 Inducement Plan, and the 2021 Employee Stock Purchase Plan (“ESPP”). The Company accounts for its stock-based compensation plans in accordance with ASC 718. The Company grants stock-based awards to its employees, including officers and directors, comprised of restricted stock, restricted stock units, stock options and ESPP purchase rights.

Employee Equity Plans

2021 Incentive Compensation Plan

On May 7, 2021, the Company’s stockholders approved and adopted the 2021 Incentive Compensation Plan (the “Incentive Plan”). The Incentive Plan permits the grant of stock options, stock appreciation rights, restricted stock, restricted stock units and performance shares to our officers, directors, employees, and consultants of the Company. The plan allows for up to 666,666 shares of common stock to be issued with respect to awards granted.

2021 Inducement Compensation Plan

On May 7, 2021, the Company’s stockholders approved and adopted the 2021 Inducement Plan (the “Inducement Plan”). The Inducement Plan purpose is to advance the interests of the Company by providing a material inducement for the best available individuals to join the Company and its subsidiaries as employees by affording such individuals an opportunity to acquire a proprietary interest in the Company. The Inducement Plan permits the grant of stock appreciation rights, restricted stock, restricted stock units and performance shares to our officers, directors, employees, and consultants of the Company. The plan allows for up to 300,000 shares of common stock to be issued with respect to awards granted.

Employee Stock Purchase Plan

On May 7, 2021, our board of directors adopted the ESPP, which became effective July 1, 2021. Under our ESPP, employees can purchase shares of our common stock based equal to no less than 1% of the employee’s compensation, up to a maximum of 15%, subject to certain limits. The offering period is every six-month period beginning January 1st and July 1st of each year. The ESPP offers a six-month look-back feature. The purchase price per share is equal to the lower of 85% of the fair market value of our common stock on the offering date or the purchase date. ESPP purchases are settled with common stock from the ESPP’s previously authorized and available pool of shares. A total of 166,666 shares of common stock have been authorized for issuance under the ESPP plan.

During 2022, 99,428 shares were issued under the ESPP for $0.2 million and in 2021, 22,220 shares were issued for $0.4 million. There were 45,018 shares available for issuance under the ESPP plan as of December 31, 2022.

Impact on Net Loss

For the years ended December 31, 2022 and 2021, the Company recognized stock-based compensation related to equity-classified awards as follows:

	For the Year Ended December 31,
	2022	2021
Stock-based compensation:
Costs of goods sold	$—	$21
General and administrative	4,289	4,839
Research and development	345	352
Total	$4,634	$5,212

F-21

Stock Options

The Company’s policy is to grant stock options at an exercise price equal to 100% of the market value of a share of common stock at closing on the date of the grant. The Company’s stock options generally have five-to ten-year contractual terms and vest over a one-to-five year period from the date of grant.

As of December 31, 2022, there was $0.5 million of total unrecognized stock-based compensation expense related to nonvested stock options. That expense is expected to be recognized over a weighted-average period of 2.47 years.

Stock options outstanding, exercisable and available for grant at December 31, 2022, are summarized as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (In Thousands)
Outstanding at January 1, 2022	177,665	$92.26	3.96	$—
Granted	—	—
Exercised	—	—
Forfeited or expired	(101,512)	99.26
Outstanding at December 31, 2022	76,153	$82.94	6.77	$—
Vested or expected to vest at
December 31, 2022	76,153	$82.94	6.77	$—
Exercisable at December 31, 2022	52,562	$88.02	6.32	$—
Available for grant at December 31, 2022	288,585

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value of stock options for which the fair market value of the underlying common stock exceeded the respective stock option exercise price.

Other information concerning stock options are as follows:

	For the Year Ended December 31,
(in thousands, except for per share information)	2022	2021
Weighted average fair value of stock options granted	$—	$0.93
Aggregate intrinsic value of stock options exercised	$—	$—

The aggregate intrinsic value of stock options exercised in a period represents the pre-tax cumulative difference, for the stock options exercised during the period, between the fair market value of the underlying common stock and the stock option exercise prices.

The following weighted-average assumptions were used to determine the fair value of options and purchases under ASC 718. Please note there were no stock options granted in 2022, so no valuation metrics are provided:

	Year Ended December 31,
	2022	2021
Expected term (years)	0.00	6.35
Risk free interest rate	—%	0.72%
Volatility factor	—%	49.97%
Dividend yield	—	—

F-22

Employee Stock Purchase Plan

The following weighted-average assumptions were used to determine the fair value of ESPP and purchases under ASC 718:

	Year Ended December 31,
	2022	2021
Expected term (years)	0.50	0.50
Risk free interest rate	1.03%	0.05%
Volatility factor	91.99%	84.32%
Dividend yield	—	—

Restricted Stock Awards

The Company’s policy is to grant restricted stock awards at a fair value equal to 100% of the market value of a share of common stock at closing on the date of the grant. The Company’s restricted stock awards generally vest over one-year to three-year periods.

The value of restricted stock awards that do not have market conditions is determined by the market value of the Company’s common stock at the date of grant. In 2022, no restricted stock awards were granted to employees and non-employee directors. As of December 31, 2022, there was $0.2 million of total unrecognized stock-based compensation related to unvested restricted stock awards. That expense is expected to be recognized on a straight-line basis over a weighted-average period of 0.70 years. The following table summarizes information about unvested restricted stock awards as of December 31, 2022:

	Number of Shares	Weighted Average Grant Date Fair Value
Unvested at January 1, 2022	21,788	$86.65
Granted	—	—
Vested	(10,833)	94.42
Forfeited	(4,496)	83.49
Unvested at December 31, 2022	6,459	$75.81

The fair market value of restricted stock awards vested in 2022 and 2021 was $0.1 million and $1.9 million, respectively.

Restricted Stock Units

The Company’s policy is to grant restricted stock units at a fair value equal to 100% of the market value of a share of common stock at closing on the date of the grant. The Company’s restricted stock units generally vest over one-year to three-year periods.

F-23

The value of restricted stock units is determined by the market value of the Company’s common stock at the date of grant. In 2022, restricted stock units in the amount of 565,118 shares and 114,285 shares of restricted stock were granted to employees and non-employee directors, respectively. As of December 31, 2022, there was $4.6 million of total unrecognized stock-based compensation expense related to unvested restricted stock units. That expense is expected to be recognized on a straight-line basis over a weighted-average period of 1.46 years. The following table summarizes information about unvested restricted stock units as of December 31, 2022:

	Number of Shares	Weighted Average Grant Date Fair Value
Unvested at January 1, 2022	158,972	$48.83
Granted	679,403	5.88
Vested	(75,970)	50.19
Forfeited	(66,314)	29.13
Unvested at December 31, 2022	696,091	$8.64

The fair market value of restricted stock units vested in 2022 and 2021 was $0.4 million and $0.0 million, respectively.

9. Inventories

The inventory balances as of December 31, 2022 and 2021, consist entirely of finished goods. The Company values its inventories at the lower of net realizable value or cost using FIFO.

For the years ended December 31, 2022 and 2021, the Company recognized costs related to inventory write-downs of $20.0 million and $9.1 million, respectively. Of the $20.0 million incurred in 2022, $13.8 million related to costs associated with the product portfolio rationalization initiatives and the wind down of the international location, which led to increases in our excess quantities and obsolescence (“E&O”) reserve. In addition, we incurred an additional $3.2 million of an E&O charge related to a decrease in 2022 sales as compared to forecasted. The E&O write-downs are included within “Costs of goods sold” on the consolidated statements of comprehensive loss. Please see Note 20 for further discussion.

The Company received a settlement from OEM of $0.9 million and $3.9 million, respectively, for the years ended December 31, 2022 and 2021 related to inventory that was purchased during the period that was also paid for during the split of the OEM Businesses. These amounts are recorded in “Other operating income, net” in our consolidated statements of comprehensive loss.

On January 20, 2021, the Company and Oxford Performance Materials, Inc. (“Oxford”) entered into an Amended and Restated License and Supply Agreement (the “Oxford Supply Agreement”) pursuant to which Oxford licenses certain intellectual property to the Company and supplies the Company on a non-exclusive basis in the United States with PEKK material for use in spinal implants. The Company previously prepaid 2024 royalties to Oxford. Based on current sales performance management determined those royalties would not be paid and wrote off a portion of the prepayment in the amount of $0.2 million and $3.0 million for the years ended December 31, 2022 and 2021, respectively. These amounts are recorded within “Costs of goods sold” on the consolidated statements of comprehensive loss.

10. Prepaid and Other Current Assets

Prepaid and Other Current Assets are as follows:

	For the Year Ended December 31,
	2022	2021
Leasehold improvement reimbursement	$2,885	$—
Income tax receivable	958	4,116
OEM Safety Stock receivable	900	1,000
Prepaid expenses	941	2,553
Other receivable	965	815
Insurance recovery receivable	—	1,500
Total Prepaid and Other Current Assets	$6,649	$9,984

F-24

11. Property and Equipment

Property and equipment are as follows:

	For the Year Ended December 31,
	2022	2021
Processing equipment	$266	$346
Surgical instruments	543	489
Office equipment, furniture and fixtures	1	15
Computer equipment and software	40	44
Construction in process	1,207	51
Total Property and equipment	$2,057	$945

For the years ended December 31, 2022 and 2021, the Company had depreciation expense in connection with property and equipment of $2.0 million and $2.5 million, respectively. The Company uses the straight-line method of depreciation.

For the years ended December 31, 2022 and 2021, the Company recorded asset impairment and abandonment charges of $3.7 million and $11.0 million, respectively, for property and equipment as a result of negative forecasted cash flows. The fair value of property and equipment was measured utilizing an orderly liquidation value of each of the underlying assets. Refer to Note 14 for further information on impairment.

Construction in process is further presented below:

	For the Year Ended December 31,
	2022	2021
Beginning balance as of January 1	$51	$—
Capitalized	1,207	5,015
Impairment	—	(4,964)
Assets transferred into service	(51)	—
Ending balance as of December 31	$1,207	$51

For the years ended December 31, 2022 and 2021, the Company capitalized a total of $1.2 million and $0.0 million of employee costs related to enhancements for the HOLO™ Portal surgical guidance system, including stock-based compensation expense of $0.1 million and $0.0 million for the respective periods. No impairment has been taken as the Company has determined cost incurred will result in additional functionality for the system. These costs are recorded within “Construction in Process” on the consolidated balance sheet as of December 31, 2022 as the enhancements to the system are still being developed and have not been submitted to the FDA. We expect this to happen in the first half of 2023.

For the years ended December 31, 2022 and 2021, the Company capitalized a total of $0.0 million and $4.5 million of internal software expense related to activities associated to the Enterprise Resource Planning (“ERP”) system implementation. The ERP system was implemented in January 2022 and related capitalized expenses were transferred from “Construction in process” to “Computer equipment and software” to coincide with implementation. The Company subsequently impaired the costs in the quarter they were capitalized due to our continued negative operating cash flows. We recorded impairment charges of $0.0 million and $4.4 million, respectively and recorded those charges within the “Asset impairment and abandonments” line on the consolidated statements of comprehensive loss. Note 14 further discusses impairment methods applied for the ERP system.

For the years ended December 31, 2022 and 2021, the company expensed $0.7 million and $0.1 million, respectively, related to the ERP implementation as they were not associated to the design and development phase of the ERP project. These non-capitalizable expenses are recorded in the “General and administrative” line on the consolidated statements of comprehensive loss.

F-25

12. Debt

On December 30, 2021, the Company issued $10.6 million aggregate principal amount of unsecured seller notes (“Seller Notes”) recorded at $10.2 million and $10.0 million as of December 31, 2022 and 2021, respectively, as it was issued in conjunction with the acquisition of the equity interest in INN. All principal and accrued interest due and payable on the earlier of December 30, 2024, or the date upon which a change in control occurs. A change of control occurs when (i) the current shareholders of the Company will no longer own a majority of the outstanding voting shares of the Company due to a transaction or series of related transactions, or (ii) a sale or transfer of Holo Surgical Inc and Inteneural Networks Inc or all or substantially all of their assets. Interest is paid in kind and capitalized into the principal amount of the Seller Notes on each anniversary of the issuance date at a rate of 6.8% per year. For the years ended December 31, 2022 and 2021, management accrued $0.2 million and $0.0 million, respectively, in interest expense and accredited, $0.8 million and $0.0 million, respectively, related to the seller notes for a total interest expense of $1.0 million and $0.0 million, respectively. In the event of default, as defined in the agreement, any and all of the indebtedness may be immediately declared due and payable, and the interest would accrue at a 4.0% higher rate. There is no prepayment penalty or covenants related to the fixed rate notes. The Seller Notes were issued as deferred consideration in connection with the INN Purchase Agreement discussed at Note 1, Note 7 and Note 25.

Debt issuance costs were immaterial and were included within the overall costs of the acquisition of INN. Related costs were expensed under “Asset acquisition expenses” in our consolidated statements of comprehensive loss. The following table summarizes the debt recorded on the consolidated balance sheet:

	Carrying Value (In thousands)
	2022	2021
Seller Notes-P. Lewicki	$5,306	$5,306
Seller Notes-K. Siemionow	5,306	5,306
Less: accretion of acquisition adjustment	(420)	(630)
Total Seller Notes - related party	10,192	9,982
Current portion of seller notes	—	—
Total long-term seller notes, excluding current portion	$10,192	$9,982

As of December 31, 2022 and 2021, the fair value of the Seller Notes is $10.2 million and $10.0 million, respectively. The Company has determined that the Seller Notes is a Level 2 financial instrument as there are other unobservable inputs.

As of December 31, 2022, the future maturities of long-term debt, excluding deferred financing costs, accrued interest and debt discount, were as follows (in thousands):

2023	$—
2024	10,612
2025	—
2026	—
2027	—
Thereafter	—
Total	$10,612

F-26

13. Net Loss Per Common Share

The number of shares of common stock used in the calculation of basic and diluted net loss per common share is presented below:

	For the Year Ended December 31,
	2022	2021
Weighted average basic and dilutive shares	6,555,207	4,086,409

For the years ended December 31, 2022 and 2021, the Company recorded a net loss from its continuing operations. As a result, the Company has excluded all potential dilutive shares for stock options, restricted stock units, and restricted stock awards, pre-funded warrants, and outstanding warrants from the computation of the diluted net loss per share to avoid the anti-dilutive effect.

The following table includes the number of potential dilutive shares that were excluded due to the anti-dilutive effect:

	For the Year Ended December 31,
	2022	2021
Stock Options	—	—
Restricted Stock Units and Restricted Stock Awards	268,502	106,607
Pre-funded warrants	4,926,498	—
Warrants	675,747	—
Total	5,870,747	106,607

For the year end December 31, 2022 and December 31, 2021, the company excluded 92,358 and 176,856 respectively, of issued stock options in the computation of diluted net loss per common share because their exercise price exceeded the average market price during the respective periods. Also, for the year ended December 31, 2022 and December 31, 2021, 1,601,545 and 1,024,154 of the Company’s outstanding warrants were excluded from the computation of diluted net loss per common share as they were considered “out-of-the-money.”

14. Fair Value Information

Fair value is defined as the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. Valuation techniques, used to measure fair value, maximize the use of observable inputs, and minimize the use of unobservable inputs. The fair value hierarchy defines a three-level valuation hierarchy for classification and disclosure of fair value measurements as follows:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Fair value is assessed each reporting period, or more frequently, if circumstances dictate the need to revalue amounts recorded. The carrying value of cash and cash equivalents, accounts receivable, inventories, prepaid and other current assets, accounts payable and accrued expenses are reasonable estimates of their fair values, due to the short-term nature of the accounts. Management has determined that the company’s contingent consideration resulting from its acquisitions, property and equipment, definite-lived intangibles assets, other assets, and warrant liability are within the Level 3 fair value hierarchy and are measured using Level 3 inputs as described below.

F-27

Contingent Consideration

Changes in the fair value of contingent consideration are recorded in the “Gain on acquisition contingency” line in the consolidated statements of loss. Significant changes in unobservable inputs, mainly the probability of success and cash flows projected, could result in material changes to the contingent consideration liabilities.

Holo Surgical

On September 29, 2020, the Company entered into a Stock Purchase Agreement (the “Holo Purchase Agreement”), with Roboticine, Inc, a Delaware corporation (the “Seller”), Holo Surgical S.A., a Polish joint-stock company (“Holo S.A.”), Pawel Lewicki, PhD (“Lewicki”), and Krzysztof Siemionow, MD, PhD (“Siemionow”), which provides for the Company to acquire all of the issued and outstanding equity interests in Holo Surgical Inc., a Delaware corporation and a wholly owned subsidiary of the Seller (“Holo Surgical”). The Seller, Holo S.A., Lewicki and Siemionow are together referred to herein as the “Seller Group Members.” The Acquisition was closed on October 23, 2020.

As consideration for the Holo Surgical Acquisition, the Company paid to the Seller $30.0 million in cash and issued to the Seller 208,333 shares of common stock, par value $0.001 of the Company (“Common Stock”). In addition, following the closing, the Seller will be entitled to receive contingent consideration from the Company valued in an aggregate amount of up to $83.0 million, to be paid through the issuance of Common Stock or the payment of cash, contingent upon and following the achievement of certain regulatory, commercial and utilization milestones by specified time periods occurring up to the sixth (6th) anniversary of the closing.

The Purchase Agreement provides that the Company will issue Common Stock to satisfy any contingent consideration payable to the Seller, until the total number of shares of Common Stock issued to the Seller pursuant to the Purchase Agreement (including the 208,333 shares of Common Stock issued at closing) is equal to 496,666 shares of Common Stock (or otherwise, to the extent a lower number, the maximum number of shares of Common Stock that would not require obtaining stockholder approval under the applicable rules of the Nasdaq Stock Market). Following the attainment of that limitation, the post-closing contingent payments would be payable in cash. The number of shares of Common Stock issued as contingent consideration with respect to the achievement of a post-closing milestone, if any, will be calculated based on the volume weighted average price of the Common Stock for the five (5) day trading period commencing on the opening of trading on the third trading day following the achievement of the applicable milestone. On January 12, 2022, the Company entered into a Second Amendment to the Stock Purchase Agreement with the sellers of Holo Surgical to amend one of the regulatory milestones beyond December 31, 2021. This first regulatory milestone was subsequently achieved on January 14, 2022 when the Company received 510(k) clearance for its HOLO Portal™ surgical guidance system. Upon achievement of this milestone the Company issued 288,333 in common stock at a value of $5.9 million, and also paid the Seller Group Members $4.1 million in cash for a total payment for achieving the milestone of $10.0 million pursuant to the terms of the agreement (the “Holo Milestone Payments”). The second regulatory milestone within the Purchase Agreement had an achievement date of December 31, 2022, which was not achieved. This was reflected within the valuation of the milestones as of December 31, 2022.

The Company determined the fair value of the Holo Milestone Payments to be the present value of each future payment amount estimated using a probability-weighted model, driven by the probability of success factor and expected payment date. The probability of success factor was used in the fair value calculation to reflect inherent regulatory, development and commercial risk of the Holo Milestone Payments. More specifically, the probability of expected achievement of the specific milestones, including risks associated with the uncertainty regarding the achievement and payment of milestones; obtaining regulatory approvals in the United States and Europe; the development of new features used with the product; the adaption of the new technology by surgeons; and the placement of the devices within the field. This fair value measurement is based on significant unobservable inputs in the market and thus represents a Level 3 measurement within the fair value hierarchy.

Inputs used in estimating the fair value of the contingent consideration for Holo Surgical as of December 31, 2022 and 2021, are summarized below:

Fair Value at December 31, 2022	Valuation Technique	Unobservable Inputs	Ranges
$24,061	Earn-Out Valuation	Probability of success factor	0% - 95%
		Discount rates	13.09% - 13.80%

F-28

Fair Value at December 31, 2021	Valuation Technique	Unobservable Inputs	Ranges
$51,928	Earn-Out Valuation	Probability of success factor	0% - 90%
		Discount rates	0.06% - 11.60%

The following table provides a reconciliation of contingent consideration measured at fair value using significant unobservable inputs (Level 3) for the years ended December 31, 2022 and 2021, (in thousands):

	For the Year Ended December 31,
	2022	2021
Beginning balance as of January 1	$51,928	$56,515
Contingent consideration – Holo Milestone Payments	(10,000)	—
Gain on acquisition contingency	(17,867)	(4,587)
Ending balance as of December 31	$24,061	$51,928

Paradigm

On March 8, 2019, pursuant to a Master Transaction Agreement, the Company acquired Paradigm in a cash and stock transaction valued at up to $300.0 million consisting of $150.0 million of cash, plus potential future milestone payments. Paradigm’s primary product is the Coflex® Interlaminar Stabilization® device, a minimally invasive motion preserving stabilization implant that is FDA approved for the treatment of moderate to severe lumbar spinal stenosis in conjunction with decompression.

Under the terms of the agreement, the Company paid $100.0 million in cash and issued 357,653 shares of the Company’s common stock. The shares of Company common stock issued on March 8, 2019, were valued based on the volume weighted average closing trading price for the five trading days prior to the date of execution of the definitive agreement, representing $50.0 million of value.

There are no amounts recorded as contingent consideration as of December 31, 2022 or 2021, with the last milestones expiring on December 31, 2022.

Property and Equipment, Definite-Lived Intangibles and Other Assets

As further discussed in Note 11, as of December 31, 2022 and 2021, respectively, property and equipment with a carrying amount of $6.0 million and $12.0 million were written down to their estimated fair value of $2.3 million and $0.9 million using Level 3 inputs. The Level 3 fair value was measured based on orderly liquidation value and is evaluated on a quarterly basis. Unobservable inputs for the orderly liquidation value included replacement costs, physical deterioration estimates and market sales data for comparable assets.

Definite-lived intangible and other assets subject to amortization were impaired and written down to their estimated fair values in 2022 and 2021. Fair value is measured as of the impairment date using Level 3 inputs. Definite-lived intangible assets and other assets’ fair value was measured based on the income approach and orderly liquidation value, respectively. Because the Company’s forecasted cash flow being negative, any intangible assets acquired during the year was immediately impaired. Unobservable inputs for the orderly liquidation value included replacement costs, physical deterioration estimates and market sales data for comparable assets. Unobservable inputs for the income approach included forecasted cash flows generated from use of the definite-lived intangible assets.

F-29

As a result of impairments recognized, the following table summarizes the post impairment fair values of the corresponding assets subject to fair value measured using Level 3 inputs for the years ended December 31, 2022 and 2021, and the corresponding impairment charge during the respective year:

	For the Year Ended December 31, 2022
	Impairment	Net Book Value
Property and equipment - net	$3,684	$2,316
Definite-lived intangible assets - net	492	—
Other assets - net	1,176	5,527
Total	$5,352	$7,843

	For the Year Ended December 31, 2021
	Impairment	Net Book Value
Property and equipment - net	$11,018	$945
Definite-lived intangible assets - net	782	—
Other assets - net	395	5,970
Total	$12,195	$6,915

As of December 31, 2022 and 2021, the Company concluded, through its ASC 360 impairment testing of long-lived assets classified as held and used, that factors existed indicating that finite-lived intangible assets were impaired. The factors considered by management include a history of net losses and negative cash flows in each of those periods to be able to support the assets. The Company tested the carrying amounts of the property and equipment, definite lived intangible assets, and other assets for impairment. As a result, we recorded an impairment charge of $5.4 million and $12.2 million for the years ended December 31, 2022 and 2021, respectively, within the “Asset impairment and abandonments” line item on the consolidated statement of comprehensive loss.

Warrant Liability

Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within “Warrant liability” in the Company’s consolidated balance sheets. The warrant liability is revalued each reporting period with the change in fair value recorded in the “Change in fair value of warrant liability” line item in the consolidated statements of comprehensive loss until the warrants are exercised or expire.

The following table presents information about the Company’s liabilities that are measured at fair value:

	Level	December 31, 2022	December 31, 2021
Warrant liability	3	$22,982	$12,013

June 14, 2021 Warrants

The table presented below is a summary of changes in the fair value of the Company’s Level 3 valuation for the June 14, 2021 warrant liability including investor warrants and placement agent warrants for the years ended December 31, 2022 and 2021 (in thousands):

	For the Year Ended December 31,
	2022	2021
Beginning balance as of January 1	$12,013	$—
Fair value of warrants on date of issuance	—	26,749
Change in fair value of restriked warrants (1)	866	—
Transfer of warrants (2)	(929)	—
Change in fair value of warrant liability	(11,937)	(14,736)
Ending balance as of December 31	$13	$12,013

(1)	The following relates to the changes in fair value of the amended warrants from September 30, 2022 to November 16, 2022 related to the warrants which were restriked as part of the November Financing transaction. This change in fair value is recorded within the “Transaction and financing expenses” line item on the consolidated statement of comprehensive loss. Refer to footnote 15 for further explanation.

(2)	As the restriked warrants have the same assumptions and valuation inputs, the value was analyzed as part of the November 2022 financing.

F-30

The warrant liability is revalued each reporting period with the change in fair value recorded in the accompanying consolidated statements of comprehensive loss until the warrants are exercised or expire. The fair value of the warrant liability is estimated using the Black-Scholes Option Pricing Model using the following valuation inputs:

	December 31, 2022	December 31, 2021
Stock price	$1.99	$0.72
Risk-free interest rate	4.53%	0.84%
Dividend yield	—	—
Volatility	110%	130%

February 15, 2022 Warrants

The table presented below is a summary of changes in the fair value of the Company’s Level 3 valuation for the February 15, 2022 warrant liability including investor warrants and underwriter warrants for the year ended December 31, 2022 (in thousands):

Warrant Liability
Beginning balance as of January 1	$—
Fair value of warrants on date of issuance	10,157
Change in fair value of restriked warrants (1)	448
Transfer of warrants (2)	(1,064)
Redemption of shares	(1,749)
Change in fair value of warrant liability	(7,350)
Ending balance as of December 31	$442

(1)	The following relates to the changes in fair value of the amended warrants from September 30, 2022 to November 16, 2022 related to the warrants which were restriked as part of the November Financing transaction. This change in fair value is recorded within the “Transaction and financing expenses” line item on the consolidated statement of comprehensive loss. Refer to footnote 15 for further explanation.

(2)	As the restriked warrants have the same assumptions and valuation inputs, the value was analyzed as part of the November 2022 financing.

The warrant liability is revalued each reporting period with the change in fair value recorded in the accompanying consolidated statements of comprehensive loss until the warrants are exercised or expire. The fair value of the warrant liability is estimated using the Black-Scholes Option Pricing Model using the following valuation inputs:

December 31, 2022
Stock price	$1.99
Risk-free interest rate	4.05%
Dividend yield	—
Volatility	95%

F-31

November 13, 2022 Warrants

The table presented below is a summary of changes in the fair value of the Company’s Level 3 valuation for the November 13, 2022 warrant liability for the year ended December 31, 2022 (in thousands):

	Warrant Liability
	Pre-funded Warrants	Series A Warrants	Series B Warrants	Placement Agent Warrants
Beginning balance as of January 1	$—	$—	$—	$—
Fair value of warrants on date of issuance	12,724	10,671	2,570	596
Transfer of warrants	—	1,993	—	—
Redemption of shares	(487)	—	—	—
Change in fair value of warrant liability	(2,434)	(2,421)	(570)	(115)
Ending balance as of December 31	$9,803	$10,243	$2,000	$481

The warrant liability is revalued each reporting period with the change in fair value recorded in the accompanying consolidated statements of comprehensive loss until the warrants are exercised or expire. The fair value of the warrant liability is estimated using the Black-Scholes Option Pricing Model using the following valuation inputs:

	December 31, 2022
	Pre-funded Warrants (1)	Series A Warrants	Series B Warrants	Placement Agent Warrants
Stock price	$1.99	$1.99	$1.99	$1.99
Risk-free interest rate	N/A	3.96%	4.20%	3.97%
Dividend yield	N/A	—	—	—
Volatility	N/A	90%	105%	90%

(1)	The fair value of the pre-funded warrants has been calculated as the difference between the stock price and exercise price. No other inputs are applicable.

15. Share Offering and Warrants

On November 13, 2022, we entered into a securities purchase agreement (the “Purchase Agreement”) with a single institutional investor pursuant to which we agreed to sell, in a registered direct offering 740,000 shares of our common stock, pre-funded warrants exercisable for up to an aggregate of 5,260,000 shares of common stock, Series A warrants to purchase an aggregate of up to 6,000,000 shares of common stock, and Series B warrants to purchase an aggregate of up to 1,500,000 shares of common stock with gross proceeds of $12.0 million. The offering price for each share of common stock and accompanying warrants is $2.0000 and the offering price for each pre-funded warrant and accompanying warrants is $1.9990. Series A warrants are exercisable through November 13, 2027, Series B warrants are exercisable through November 13, 2025, and pre-funded warrants will expire when exercised in full. We received net proceeds of $10.8 million from the offering after deducting investor and other filing fees of $1.2 million, which is reflected in the “Transaction and financing expenses” line in the consolidated statement of comprehensive loss. Upon any exercise of the offering warrants issued in the offering for cash, the Company agreed to pay the placement agent a total cash fee equal to 7.0% of the aggregate gross proceeds from the exercise of the offering warrants and a management fee equal to 1.0% of the aggregate gross proceeds from the exercise of the offering warrants.

As all the warrants were determined to be liability classified, the proceeds are first allocated to the warrant based on the fair value on the November 16, 2022 transaction closing date. As the fair value of the warrants exceeded the net proceeds of the offering, the remaining fair value of the warrants was recorded through a charge to the consolidated statement of comprehensive loss. The total charge to the consolidated statement of comprehensive loss was $15.7 million as of December 31, 2022 and recorded within the “Transaction and financing expenses” line. As there were no remaining proceeds to allocate to equity, no amounts were recorded within the consolidated statement of Stockholders’ Equity. as of December 31, 2022 related to this transaction.

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During the fourth quarter of 2022, 331,000 shares of the pre-funded warrants were exercised, leading to 4,929,000 pre-funded warrants still outstanding as of December 31, 2022. As a result of the exercise, the associated warrant liability was reduced and offset against the “Additional Paid-In Capital” and “Common Stock” sections of the Company’s consolidated balance sheets.

The Company, also in connection with the 2022 registered direct offering, entered into a warrant amendment agreement (“Warrant Amendment Agreement”) with the purchaser party to the Purchase Agreement pursuant to which the Company agreed to amend the purchaser’s existing warrants to purchase up to 521,739 shares of Common Stock at an exercise price of $51.7500 per share issued in June 2021 and warrants to purchase up to 597,826 shares of Common stock at an exercise price of $18.0000 per share issued in February 2022 (the “Existing Warrants”), and lowered the exercise price of the Existing Warrants to $1.8150 per share and extended the termination date of the Existing Warrants to November 16, 2027. As a result of the amendment, we included the warrants in the November 13, 2022 Series A outstanding warrants valuation as of December 31, 2022 as these warrants have the same assumptions and valuation inputs. Fair value changes of $1.3 million associated with the transfer are reflected in the “Transaction and financing expenses” line in the consolidated statement of comprehensive loss. The total impact on the “Transaction and financing expenses” line associated with the November 13, 2022 warrant financing was $17.0 million.

The Company, also in connection with the 2022 registered direct offering, issued the placement agent or its designees warrants to purchase an aggregate of up to 360,000 shares of its common stock. The placement agent warrants have substantially the same terms as the warrants described above, except that the placement agent warrants will have an exercise price of $2.5000 per share and will expire on November 13, 2027.

On February 15, 2022, we issued and sold in an underwritten public offering 1,285,507 shares of common stock and 163,768 of pre-funded warrants to purchase common stock with gross proceeds of $20.0 million at an effective offering price of $13.8000 and $13.7970 per share respectively. In addition, the Company issued warrants to purchase up to an aggregate of 1,086,956 shares of common stock at a strike price of $18.0000 that are exercisable through February 15, 2027. Finally, the Company granted the underwriters the option for a period of 30 days from February 15, 2022 to purchase up to 217,391 additional shares of our common stock at the public offering price of $13.7970 per share and/or warrants to purchase up to 163,043 shares of the Company’s common stock at a public offering price of $0.0030 per warrant. The Underwriters did not exercise the option to purchase the common shares from the Company, but they did exercise the option to purchase the warrants which have not been converted to common shares as of December 31, 2022. We received net proceeds of $17.7 million after deducting investor fees of $2.3 million. Investor fees have been allocated between the value of the warrant liability and the amounts recorded within the Consolidated Statement of Shareholders’ Equity. Fees allocated to the warrant liabilities were $0.9 million and is reflected in the “Transaction and financing expenses” line in the consolidated statement of comprehensive loss. The remaining $1.4 million is allocated to common shares and is reflected in “Additional Paid-In Capital” and “Common Stock” sections of the Company’s consolidated balance sheets. Upon any exercise of the offering warrants issued in the offering for cash, the Company agreed to pay the underwriter a total cash fee equal to 7.0% of the aggregate gross proceeds from the exercise of the offering warrants and a management fee equal to 1.0% of the aggregate gross proceeds from the exercise of the offering warrants.

The Company, also in connection with the direct offering, issued the underwriter or its designees warrants to purchase an aggregate of up to 86,956 shares of its common stock. The underwriter warrants have substantially the same terms as the warrants described above, except that the underwriter warrants will have an exercise price of $17.2500 per share, and holders of the underwriter warrants are not entitled to receive cash dividends issued by the Company during such time as the underwriter warrant is outstanding.

On June 14, 2021, the Company issued and sold in a registered direct offering priced at-the-market an aggregate of 966,183 shares of its common stock and warrants exercisable for an aggregate of 966,183 shares of Company common stock with gross proceeds of $50.0 million at a combined purchase price of $51.7500 per share. The warrants have an exercise price equal to $51.7500 per share, are exercisable immediately upon issuance and are exercisable through June 14, 2024. The net proceeds from the direct offering, after deducting investor and management fees, were $45.8 million after deducting investor fees of $4.2 million. Investor fees have been allocated between the value of the warrant liability and the amounts recorded within the Consolidated Statement of Shareholders’ Equity. Fees allocated to the warrant liabilities were $2.1 million and is reflected in the “Transaction and financing expenses” line in the consolidated statement of comprehensive loss. The remaining $2.1 million is allocated to common shares and is reflected in “Additional Paid-In Capital” and “Common Stock” sections of the Company’s consolidated balance sheets. Upon any exercise of the offering warrants issued in the offering for cash, the Company agreed to pay the placement agent a total cash fee equal to 7.0% of the aggregate gross proceeds from the exercise of the offering warrants and a management fee equal to 1.0% of the aggregate gross proceeds from the exercise of the offering warrants.

F-33

The Company, also in connection with the 2021 registered direct offering, issued the placement agent or its designees warrants to purchase an aggregate of up to 57,971 shares of its common stock. The placement agent warrants have substantially the same terms as the warrants described above, except that the placement agent warrants will have an exercise price of $64.6875 per share, and holders of the placement agent warrants are not entitled to receive cash dividends issued by the Company during such time as the placement agent warrant is outstanding.

The Company accounts for its warrants as derivative liabilities in accordance with ASC 815, (“ASC 815”), under which the warrants did not meet the criteria for the equity scope exception from derivative accounting and thus were recorded as liabilities. As derivatives, and in accordance with ASC 815, these warrants were measured at fair value at inception and will be remeasured at each reporting date with changes in fair value recognized in the consolidated statements of comprehensive loss in the period of change. See Note 14 for information about the fair value measurement of the warrants liability and Level 3 inputs used in the Black Scholes Option Pricing Model.

On February 1, 2021, we closed a public offering and sold a total of 956,666 shares of our common stock at a price of $45.0000 per share, less the underwriter discounts and commissions. We received gross proceeds of $44.5 million from the offering.

16. Accrued Expenses

Accrued expenses are as follows:

	For the Year Ended December 31,
	2022	2021
Accrued compensation	$3,614	$5,258
Accrued distributor commissions	3,801	2,957
Accrued severance and restructuring costs	1,041	—
Accrued securities class action settlement	—	1,500
Other	4,690	8,054
Total accrued expenses	$13,146	$17,769

17. Other Long-term liabilities

Other long-term liabilities are as follows:

	For the Year Ended December 31,
	2022	2021
Acquisition contingencies	$24,061	$26,343
Warrant liability	22,982	12,013
Lease obligations	1,142	947
Retention credit	3,222	—
Other	3,219	2,229
Total other long-term liabilities	$54,626	$41,532

F-34

18. Income Taxes

The Company’s pre-tax loss consists of the following components:

	Year Ended December 31,
	2022	2021
Pre-tax loss:
Domestic (U.S., state and local)	$(42,987)	$(114,731)
Foreign (loss) income	(12,661)	(9,061)
Total pre-tax loss	$(55,648)	$(123,792)

The Company’s income tax provision (benefit) consists of the following components:

	Year Ended December 31,
	2022	2021
Current:
Federal	$151	$426
State	23	(1,325)
International	34	184
Total current	208	(715)
Deferred:
Federal	—	(25)
State	—	(4)
International	(1,251)	(142)
Total deferred	(1,251)	(171)
Total income tax (benefit) provision	$(1,043)	$(886)

The Company’s deferred tax assets and liabilities consists of the following components:

	For the Year Ended December 31, 2022		For the Year Ended December 31, 2021
	Assets	Liabilities	Assets	Liabilities
Accounts receivable	$2,385	$—	$2,376	—
Accrued liabilities	1,951	—	720	—
Deferred compensation	943	—	1,876	—
Fixed assets and intangibles	19,128	—	22,096	—
Inventory	11,845	—	7,066	—
Net operating losses and other carryforwards	36,382	—	30,187	—
Tax credits	1,406	—	265	—
Lease Liability	230	—	318	—
Right of Use Asset	—	(143)	—	(224)
Capitalized Research and Development	4,326	—	—	—
Other	14	—	408	—
Valuation allowance	(77,123)	—	(65,007)	—
Total	$1,487	$(143)	$305	$(224)

On December 30, 2021, the Company entered into a Stock Purchase Agreement to acquire interest in Inteneural Networks Inc. The total consideration of the asset acquisition was determined to be $72.3 million, with $10.3 million in forward contracts related to the three potential milestone payments and $41.7 million in non-controlling interest related to the 58% equity interest not purchased. The Company treated the transaction as a non-taxable acquisition of stock for tax purposes and reversed the $72.1 million expense related to the purchased IPR&D, $0.4 million acquisition expenses, and $0.2 million impairment related to the assembled workforce when calculating 2021 tax expense. (See Note 7 “Business Combinations and Acquisitions” for additional information).

F-35

The Tax Cuts and Jobs Act (TCJA) requires taxpayers to capitalize and subsequently amortize research and experimental (R&D) expenditures that fall within the scope of Internal Revenue Code Section 174 for tax years starting after December 31, 2021. This rule became effective for the Company during the year and resulted in the estimated deferred tax asset for capitalization of R&D costs of $4.3 million, based on interpretation of the law as currently enacted. The Company will amortize these costs for tax purposes over 5 years if the R&D was performed in the U.S. and over 15 years if the R&D was performed outside the U.S, rather than deducting such costs in the year incurred for tax purposes.

As of December 31, 2022, the Company has U.S. federal net operating loss carryforwards of $24.9 million, of which, $1.5 million will expire in years 2037 through 2038, and approximately $23.4 million will carryforward indefinitely. As of December 31, 2022, the Company has U.S. state net operating loss carryforwards of approximately $4.6 million, of which, $3.7 million will expire in the years 2023 through 2042, and approximately $0.9 million will carryforward indefinitely. As of December 31, 2022, the Company has non-U.S. net operating loss carryforwards of approximately $6.6 million, which will carryforward indefinitely. The Company has offset all of the U.S. federal and state net operating loss carryforwards and approximately $5.4 million of the non-U.S. net operating loss carryforwards by a valuation allowance based on management’s judgment that it is more likely than not that the benefits of those deferred tax assets will not be realized in the future. As of December 31, 2022, the Company has U.S. research and development credit carryforwards of approximately $1.4 million which will expire in the years 2041 through 2042. As of December 31, 2022, the Company has disallowed U.S. interest expense net of tax of approximately $0.5 million subject to Internal Revenue Code Section 163(j) limitations, which may be carried forward indefinitely. The Company has offset all of the research and development credit and disallowed U.S. interest carryforwards by a valuation allowance.

U.S. income taxes have not been provided on the undistributed earnings of the Company’s foreign subsidiaries. It is not practicable to estimate the amount of tax that might be payable. The Company’s intention is to indefinitely reinvest earnings of its foreign subsidiaries outside of the U.S.

The Company evaluates the need for a valuation allowance against its deferred tax assets based on a more likely than not standard. The ability to realize deferred tax assets depends on the ability to generate sufficient taxable income within the carryback or carryforward periods provided for in the tax law for each applicable tax jurisdiction. The income tax benefit for the year ended December 31, 2022 includes a $1.5 million income tax benefit for the release of valuation allowances. The Company has evaluated all evidence, both positive and negative and maintains a valuation allowance of $77.1 million on U.S. deferred tax assets and certain non-U.S. jurisdictions as of December 31, 2022. The Company maintained a full valuation allowance of $65.0 million in the United States as well as most foreign jurisdictions as of December 31, 2021.

The Company’s unrecognized tax benefits are summarized as follows:

	For the Year Ended December 31,
	2022	2021
Opening balance	$2,082	$2,991
Additions based on tax positions related to the current year	—	—
Additions for tax positions of prior years	—	542
Reductions for tax positions of prior years	—	(1,451)
Reductions for expiration of statute of limitations	—	—
	$2,082	$2,082

The unrecognized tax benefits if recognized, would favorably impact the Company’s effective tax rate. It is reasonably possible that the unrecognized tax benefits will not significantly increase or decrease during the next twelve months. The unrecognized tax benefits of $2.1 million as of December 31, 2022 are presented with other long-term liabilities.

F-36

The Company’s policy is to recognize interest and penalties accrued related to unrecognized tax benefits in the provision for income taxes. As of December 31, 2022, the Company has accrued interest and penalties of $0.2 million. As of December 31, 2021, the Company has accrued interest and penalties of $0.1 million.

As of December 31, 2022, we have had no ongoing audits in the U.S. or any major non-U.S. jurisdictions. The tax years that are open to examination are U.S. federal periods from 2019 to current and state taxes from 2017 to current. The Company’s U.S. and foreign tax attribute carryforwards remain open to examination.

The effective tax rate differs from the statutory federal income tax rate for the following reasons:

	For the Year Ended December 31,
	2022	2021
Statutory federal rate	21.00%	21.00%
State income taxes—net of federal tax benefit	0.03%	0.00%
Foreign rate differential	6.03%	1.33%
Acquisition expenses	0.00%	(5.21)%
Loss on acquisition contingency	6.74%	0.78%
Change in fair value of the warrant liability	9.37%	2.50%
Non-deductible items	(11.58)%	(0.99)%
Noncontrolling interest	0.00%	(7.11)%
Tax attributes	1.26%	(0.22)%
Valuation allowances	(24.90)%	(12.61)%
Uncertain tax positions	(0.18)%	0.95%
Tax filings & account adjustments	(5.74)%	0.04%
Other reconciling items, net	(0.16)%	0.25%
Effective tax rate	1.87%	0.71%

For the years ended December 31, 2022 and 2021, the Company had no individually significant other reconciling items. The other reconciling items line includes non-significant officer compensation and stock-based compensation for all years presented.

19. Stockholders’ Equity

Common Stock—The Company has 300,000,000 shares of common stock authorized. Holders of common stock are entitled to one vote for each share held at all stockholder meetings. Shares of common stock do not have redemption rights. The Company is, and may in the future become, party to agreements and instruments that restrict or prevent the payment of dividends on our capital stock.

20. Severance and Restructuring Costs

On November 8, 2022, the Board approved a restructuring plan intended to help the Company drive growth in what it views to be the most valuable and profitable parts of its business (Digital Health and core hardware assets). Throughout 2022, the Company has focused on bringing new products to market and the commercialization of new technologies, improving operational efficiencies, and lowering its working capital requirements. The Board-approved restructuring plan includes brand and product portfolio rationalization in the domestic markets, a scaled-down international business with operations winding down throughout 2023, a reduction in workforce and reduced non-essential spending. The Company began executing on the restructuring plan in December 2022 and plans to continue its efforts through the first half of 2023. The Company also expects to incur approximately $5.5 - $7.5 million in costs related severance and reduction in non-essential spending. In addition the Company recorded $13.8 million related to inventory write downs associated to the product rationalization as of December 31, 2022. With this restructuring plan the Company anticipates estimated cash savings in 2023 of approximately $30.0 - $35.0 million as compared to 2022.

F-37

Management has recorded $1.2 million in employee related severance costs as of December 31, 2022. The severance costs recorded are comprised of payroll and related healthcare expenses and is reflected in the “Severance and restructuring costs” section of the consolidated statements of comprehensive loss. Severance and restructuring payments have and will be made over periods ranging from one month to three months. Amounts paid during the year did not have a material impact on cash flows of the Company. We expect all of these severance payments to be paid by the second quarter of 2023. In addition to these severance costs, management expects to incur other exit and disposal costs during the first half of 2023 of approximately $2.5 - $3.5 million related to inventory management and the product rationalization.

With regards to product portfolio rationalization, the Company wrote down inventory by $13.8 million for the product lines it discontinued and rationalized. These charges were recorded as of December 31, 2022 and are reflected within the “Cost of goods sold” line on the consolidated statements of comprehensive loss. Of this inventory write down, $6.9 million was associated to domestic inventory with the main driver of this write down being the product rationalization. The remaining charge of $6.9 million relates to inventory held internationally. This inventory was written down as the Company has decided to wind down the international business and does not expect to sell through the related inventory.

A summary of the total restructuring costs by major component recognized for the fiscal year ending December 31, 2022 is as follows:

	Employee-Related	Product Rationalization	Total
Year ended December 31, 2022	$1,148	$13,822	$14,970

The following table summarizes the restructuring activities by major component as of December 31, 2022:

	Employee-Related	Product Rationalization	Total
Incurred during 2022	$1,148	$13,822	$14,970
Paid during 2022	(107)	—	(107)
Non-cash adjustment (1)	—	(13,822)	(13,822)
Balance as of December 31, 2022	$1,041	$—	$1,041

(1)	Non-cash adjustments for product rationalization represent inventory write-offs.

21. Retirement Benefits

The Company has a qualified 401(k) plan available to all U.S. employees who meet certain eligibility requirements. The 401(k) plan allows each employee to contribute up to the annual maximum allowed under the Internal Revenue Code. The Company has the discretion to make matching contributions up to 6% of the employee’s earnings. For the years ended December 31, 2022 and 2021, the amounts expensed under the plan were $1.3 million and $0.7 million, respectively.

22. Commitments and Contingencies

Acquisition of Paradigm – As discussed in Note 14, on March 8, 2019, the Company acquired Paradigm. Under the terms of the agreement, the Company may have been required to pay up to an additional $150.0 million in a combination of cash and Company common stock based on a revenue earnout consideration. Related to this acquisition, there were three earnout payments based on revenues achieved during periods ending December 31, 2020, December 31, 2021, and December 31, 2022. None of these milestones were achieved including the revenue earnout as of December 31, 2022. There are no outstanding milestones beyond December 31, 2022.

Aziyo – On August 1, 2018, the Company and Aziyo Biologics, Inc. (“Aziyo”) entered into a Distribution Agreement which was subsequently amended on December 3, 2018, and November 15, 2020 (the “Distribution Agreement”). Pursuant to the Distribution Agreement, the Company has exclusive distribution rights to certain biologic implants manufactured by Aziyo and marketed under the ViBone trade name (“ViBone”). The Distribution Agreement provides for minimum purchases of ViBone implants on an annual basis through calendar 2025. For calendar years 2019-2021, if the minimum purchase obligations for a particular year are not fulfilled, the Distribution Agreement provides various options for the Company to satisfy such obligations (“Shortfall Obligations”) in subsequent years, including a combination of payments and/or providing purchase orders for the shortfall amount in a given year. If a purchase order is submitted, the contract does not provide that it needs to be satisfied during the following year (i.e., the Company can satisfy the orders over multiple years and until the minimum is achieved). For calendar years 2022 and beyond, if the Company does not satisfy the Shortfall Obligations using one of the methods specified in the Distribution Agreement, the Company can continue to market the ViBone implants on a non-exclusive basis. We did not obtain the 2022 minimum purchase obligation; as such we will revert to a non-exclusive distribution agreement for Vibone. As it relates to the prior year minimums, we had previously issued a purchase order for the 2020 and 2021 minimums. The remaining amount on the purchase order for both years combined is $16.4 million.

F-38

Acquisition of Inteneural Networks Inc. (INN) – As part of the INN acquisition, the Company has the ability to acquire the remaining 58% equity interest in INN based on the achievement of three separate regulatory and revenue based milestones. When each of the milestones are achieved the Company will pay $19.3 million for an additional 19.3% equity interest within INN. The total future commitment of the remaining three milestones is $57.9 million. As of December 31, 2022 the value of the future commitments were $10.0 million and recorded within the mezzanine section of the consolidated balance sheets.

Acquisition of Holo Surgical Inc. – As part of the Holo Surgical acquisition, the Company issued contingent consideration which would be payable to the sellers upon the achievement of certain regulatory, commercial, and utilization milestones by specified time periods. On January 14, 2022 the Company received 510(k) clearance for the HOLO PortalTM surgical guidance system. Upon achievement of this milestone the Company issued 288,333 in common stock at a value of $5.9 million, and also paid the sellers $4.1 million in cash for a total payment for achieving the milestone of $10.0 million pursuant to the terms of the agreement. These contingent considerations have a fair value $24.1 million as of December 31, 2022, with $0.0 million classified as current liabilities within “Current portion of acquisition contingency – Holo,” while $24.1 million is included as “Acquisition contingencies – Holo” in the accompanying consolidated balance sheets. The fair value of the liability was $51.9 million on December 31, 2021 with $25.6 million classified as current liabilities within “Current portion of acquisition contingency – Holo” while $26.3 million classified as “Acquisition contingencies – Holo.” The change in the fair value of the liability of $17.9 million since December 31, 2021, was recognized in the “Gain on acquisition contingency” line of the consolidated statements of comprehensive loss.

Manufacturing Agreements with Former OEM Affiliates – In connection with the closing of the OEM Transaction, on July 20, 2020 the Company entered into three manufacturing and distribution agreements with affiliates of Montague Private Equity: (i) a Manufacture and Distribution Agreement (the “Hardware MDA”) with Pioneer Surgical Technology, Inc. (“Pioneer”) pursuant to which Pioneer would manufacture certain hardware implants for the Company; (ii) a Processing and Distribution Agreement with RTI Surgical, Inc. (“RTI”), an affiliate of Pioneer, pursuant to which RTI would process certain biologic implants for the Company (the “PDA”); and (iii) a Manufacture and Distribution Agreement (“NanOss”) pursuant to which Pioneer would manufacture certain synthetic implants for the Company (the “NanOss MDA”), and together with the Hardware MDA and the PDA, the “OEM Distribution Agreements.” On August 5, 2022, the Company amended the OEM distribution agreement to reduce the Contract Year 3 minimum to $17.9 million and released the Company of any obligation to cure any purchase shortfall in Contract Year 2. In connection with the amendment the Company agreed to pay RTI $2.1 million in relation to any Year 1, Year 2 or Design and Development Agreement shortfall previously incurred. There is no outstanding liability associated with the agreement as of December 31, 2022.

San Diego Lease – On March 12, 2021, the Company entered into a Lease (the “Lease”) with SNH Medical Office Properties Trust, a Maryland real estate investment trust (the “Landlord”), to house the Company’s offices, lab and innovation space (the “Building”) in San Diego, California. The initial term of the Lease is twelve years, with one extension option for a period of seven years.

Under the terms of the Lease, the Company will lease an aggregate of approximately 94,457 rentable square feet building located at 3030 Science Park Road, San Diego, California (the “Premises”). The Landlord has made improvements and will continue to do so until occupancy has been delivered to the Company.

Aggregate payments towards base rent for the Premises over the term of the lease will be approximately $64.6 million, including 13 months of rent abatement from the Lease entry date. The Company will recognize the lease assets and liabilities when the Landlord makes the underlying asset available to the Company and because that event has not occurred, no amounts were accrued as of December 31, 2022. Concurrent with the Company’s execution of the Lease, as a security deposit, the Company delivered to the Landlord a payment in the amount of $2.5 million which is recorded within “Other assets – net” in our consolidated balance sheets. In addition, the Company maintains a prepaid reimbursement balance of $2.9 million which is recorded within “Prepaid and other current assets” in our consolidated balance sheets.

F-39

License and Royalty Commitments

As of December 31, 2022 and 2021, the Company has entered into product development and fee for service agreements based on contributions to the development and commercialization of certain products. Each royalty agreement: (i) confirms the irrevocable transfer to the Company of all pertinent intellectual property rights; (ii) sets the applicable royalty rate; (iii) sets the period of time during which royalties are payable; (iv) sets the parameters for which the agreement may be terminated by either party; and (v) prohibits the payment of royalties on products sold to entities and/or individuals with whom the surgeon advisor or any other surgeon advisor entitled to royalties is affiliated.

As of December 31, 2022 and 2021, the Company’s royalty agreements provide for (i) royalty payments for 7 years from first commercial sale of the relevant product and (ii) a royalty rate for each such agreement ranging from 1.0% to 10.0% of net sales for the particular product to which the surgeon contributed. Related royalty expenses are recorded within “Costs of goods sold” on the consolidated statements of comprehensive loss.

The Company recognized royalties’ expense of $1.2 million and $1.6 million for the years ended December 31, 2022 and 2021, respectively, resulting in an aggregate royalty rate of 1.5% and 1.8% for the years ended December 31, 2022 and 2021, respectively.

23. Legal Actions

The Company is, from time to time, involved in litigation relating to claims arising out of its operations in the ordinary course of business. Based on the information currently available to the Company, including the availability of coverage under its insurance policies, the Company does not believe that any of these claims that were outstanding as of December 31, 2022, will have a material adverse impact on its financial position or results of operations. The Company’s accounting policy is to accrue for legal costs as they are incurred.

Coloplast — RTI Surgical, Inc., as a predecessor to the Company, is presently named as co-defendant along with other companies in a small percentage of the transvaginal surgical mesh (“TSM”) mass tort claims being brought in various state and federal courts. The TSM litigation has as its catalyst various Public Health Notifications issued by the FDA with respect to the placement of certain TSM implants that were the subject of 510(k) regulatory clearance prior to their distribution. The Company does not process or otherwise manufacture for distribution in the U.S. any implants that were the subject of these FDA Public Health Notifications. The Company denies any allegations against it and intends to continue to vigorously defend itself.

In addition to claims made directly against the Company, Coloplast, a distributor of TSM’s and certain allografts processed and private labeled for them under a contract with the Company, has also been named as a defendant in individual TSM cases in various federal and state courts. Coloplast requested that the Company indemnify or defend Coloplast in those claims which allege injuries caused by the Company’s allograft implants, and on April 24, 2014, Coloplast sued RTI Surgical, Inc. in the Fourth Judicial District of Minnesota for declaratory relief and breach of contract. On December 11, 2014, Coloplast entered into a settlement agreement with RTI Surgical, Inc. and Tutogen Medical, Inc. (the “Company Parties”) resulting in dismissal of the case. Under the terms of the settlement agreement, the Company Parties are responsible for the defense and indemnification of two categories of present and future claims: (1) tissue only (where Coloplast is solely the distributor of Company processed allograft tissue and no Coloplast-manufactured or distributed synthetic mesh is identified) (“Tissue Only Claims”), and (2) tissue plus non-Coloplast synthetic mesh (“Tissue-Non-Coloplast Claims”) (the Tissue Only Claims and the Tissue-Non-Coloplast Claims being collectively referred to as “Indemnified Claims”). As of December 31, 2022, there are a cumulative total of 1,026 Indemnified Claims for which the Company Parties are providing defense and indemnification. In connection with the transactions, liabilities related to these claims remained a liability retained by the Company. The defense and indemnification of these cases are covered under the Company’s insurance policy subject to a reservation of rights by the insurer.

Based on the current information available to the Company, the impact that current or any future TSM litigation may have on the Company cannot be reasonably estimated.

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LifeNet — On June 27, 2018, LifeNet Health, Inc. (“LifeNet”) filed a patent infringement lawsuit in the United States District Court for the Middle District of Florida (since moved to the Northern District of Florida) claiming infringement of five of its patents by the Company’s predecessor RTI Surgical, Inc. The suit requests damages, enhanced damages, reimbursement of costs and expenses, reasonable attorney fees, and an injunction. The asserted patents are expired. On April 7, 2019, the Court granted the Company’s request to stay the lawsuit pending the U.S. Patent Trial and Appeal Board’s (“PTAB”) decision whether to institute review of the patentability of LifeNet’s patents. On August 12, 2019 the PTAB instituted review of three LifeNet patents, and on September 3, 2019, the PTAB instituted review of the remaining two. On August 4, 2020 and August 26, 2020, the PTAB issued final written decisions finding that certain claims were shown to be unpatentable and others not. Neither party appealed the PTAB’s decisions with respect to the three LifeNet patents on which the PTAB instituted review on August 12, 2019. With respect to the remaining two LifeNet patents, Surgalign filed Notices of Appeal with the Federal Circuit on October 27, 2020, and LifeNet filed a Notice of Cross-appeal on November 9, 2020. The Federal Circuit issued a Written Opinion on April 11, 2022 affirming in part and remanding in part. The PTAB canceled all challenged claims of the patent on remand on December 1, 2022. LifeNet filed a Notice of Appeal with the Federal Circuit on January 12, 2023. The Court lifted the stay for counts related to 4 of the 5 patents on January 20, 2023 and severed the count relating to the patent claims canceled by the PTAB on December 1, 2022. A trial date has been set for July 22, 2024. In connection with the sale of the Company’s OEM Business, liabilities related to these claims remained a liability retained by the Company. The Company continues to believe the suit is without merit and will vigorously defend its position. However, the Company has entered into preliminary settlement discussions with LifeNet, but at this time an estimate of the settlement cannot be estimated and therefore no amounts have been recorded as of December 31, 2022. Additionally based on the current information available to the Company, the impact that current or any future litigation may have on the Company cannot be reasonably estimated.

Securities Class Action— The Company’s Investigation (as defined below) resulted in stockholder litigation against the Company and certain former officers of the Company in the United States District Court for the Northern District of Illinois (the “Court”) on March 23, 2020 asserting claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”). On June 30, 2021, the parties to the Lowry Action conducted a mediation session and on July 27, 2021, a binding term sheet settling the Lowry Action was entered into whereby the defendants agreed to pay $10.5 million (inclusive of attorneys’ fees and administrative costs) in exchange for the dismissal with prejudice of all claims. On September 22, 2021, the court granted preliminary approval to the settlement, and the amount was paid by the Company’s insurers under its Directors’ and Officers’ insurance policies. The Court entered an order approving the settlement on January 26, 2022 and no amounts were outstanding on December 31, 2022. The matter is now concluded.

Derivative Lawsuits—Three derivative lawsuits have also been filed on behalf of the Company, naming it as a nominal defendant, and demanding a jury trial. On June 5, 2020, David Summers filed a shareholder derivative lawsuit (the “Summers Action”) against certain current and former directors and officers of the Company (as well as the Company as a nominal defendant), in the United States District Court for the Northern District of Illinois asserting statutory claims under Sections 10(b), 14(a), and 20(a) of the Exchange Act, as well as common law claims for breach of fiduciary duty, unjust enrichment and corporate waste. Thereafter, two similar shareholder derivative lawsuits asserting many of the same claims were filed in the same court against the same current and former directors and officers of the Company (as well as the Company as a nominal defendant), as well as a books and records demand under Section 220 of the Delaware General Corporate Law (the “Books and Records Demand”). The three derivative lawsuits have been consolidated into the first-filed Summers Action (together with the Books and Records Demand, the “Derivative Actions”). On September 6, 2020, the court entered an order staying the Summers Action pending resolution of the motions to dismiss in the Lowry Action. On September 30, 2021, the court granted preliminary approval of a proposed settlement of the Derivative Actions (the “Derivative Actions Settlement”). Pursuant to the Derivative Actions Settlement, the Company has agreed to adopt or revise certain corporate governance policies and procedures, and the Company’s insurers agreed to pay $1.5 million to plaintiffs’ counsel. Based on this a corresponding receivable and liability of $1.5 million was recorded within “Prepaid and other current assets,” and “Accrued expenses” on the consolidated balance sheets as of December 31, 2021. On January 24, 2022, the court gave final approval to the Derivative Actions Settlement. The matter is now concluded and no amounts were outstanding on December 31, 2022.

GPV I FIZN and StartVenture@Poland Sp. z.o.o. ASI SKA— The Company is presently named as a co-defendant along with other companies and individuals, including Dr. Siemionow and Dr. Lewicki, our former Chief Medical Officer and former Director respectively, by former stockholders of Holo Surgical, S.A. (“Holo SA”), individually and/or collectively, for common law fraud, constructive fraud, fraudulent inducement, conspiracy to defraud, and unjust enrichment, unlawful taking and conversion based on illegal and fraudulent actions related to (i) the sale of shares in Holo Surgical, Inc. to Roboticine, (ii) the purchase of Plaintiffs’ ownership interests in Holo SA by Roboticine, and (iii) the subsequent sale of Holo Surgical, Inc. to the Company. The Company does not believe that any of the claims relate to its action with regards to the negotiations nor the purchase of Holo SA and on May 27, 2022, moved to dismiss. On February 7, 2023, the court granted the Company’s motion to dismiss and the deadline for appeal has passed. The matter is now concluded.

In the future, we may become subject to additional litigation or governmental proceedings or investigations that could result in additional unanticipated legal costs regardless of the outcome of the litigation. If we are not successful in any such litigation, we may be required to pay substantial damages or settlement costs. Based on the current information available to the Company, the impact that current or any future stockholder litigation may have on the Company cannot be reasonably estimated.

24. Regulatory Actions

SEC Investigation— As previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on March 16, 2020, and the Form 10-K filed with the SEC on June 8, 2020, the Audit Committee of the Board of Directors, with the assistance of independent legal and forensic accounting advisors, conducted an internal investigation of matters relating to the Company’s revenue recognition practices for certain contractual arrangements, primarily with customers of the Company’s formerly-owned OEM Businesses, including the accounting treatment, financial reporting and internal controls related to such arrangements (the “Investigation”). The Investigation also examined transactions to understand the practices related to manual journal entries for accrual and reserve accounts. As a result of the Investigation, the Audit Committee concluded that the Company would restate its previously issued audited financial statements for fiscal years 2018, 2017, and 2016, selected financial data for fiscal years 2015 and 2014, the condensed consolidated financial statements for the quarterly periods within these years commencing with the first quarter of 2016, as well as the condensed consolidated financial statements for the quarterly periods within the 2019 fiscal year.

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On August 3, 2022, the Company reached a settlement with the SEC concluding and resolving in its entirety the Investigation. Under the terms of the settlement, the Company paid a civil penalty of $2.0 million which was previously accrued in our consolidated balance sheets. In addition to the settlement the Company received $0.6 million from former executives related to recouped compensation which was previously accrued in “Prepaid and other current assets” on the consolidated balance sheets. For the Investigation, there were no amounts outstanding as of December 31, 2022.

25. Related Party Transactions

The Company’s related parties include: i) a person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if he or she does not presently serve in that role) an executive officer, director or nominee for election as a director; ii) greater than five percent beneficial owner of the Company’s common stock; or iii) immediate family member of any of the foregoing. The Company did not enter into any related party transactions in 2022. The following transactions were determined to be with related parties at the time of the transaction:

The Holo Surgical Acquisition

As discussed in Note 7, on September 29, 2020, the Company entered into the Holo Purchase Agreement, pursuant to which, among other things, the Company consummated the Acquisition on October 23, 2020. As consideration for the Acquisition, the Company paid to the Seller $30.0 million in cash and issued to the Seller 208,333 shares of its common stock with a fair value of $12.3 million. In addition, the Seller will be entitled to receive contingent consideration from the Company valued at $24.1 million as of December 31, 2022, which must be first paid in shares of our common stock (in an amount up to 288,333 shares) and then paid in cash thereafter, contingent upon and following the achievement of certain regulatory, commercial and utilization milestones by specified time periods occurring up to the sixth (6th) anniversary of the Closing Date. Dr. Pawel Lewicki was appointed to the Company’s board of directors on November 23, 2020 and served through May 10, 2022 and Dr. Krzysztof Siemionow was the Company’s former Chief Medical Officer. Lewicki and Siemionow indirectly owned approximately 57.5% and 42.5%, respectively, of the outstanding ownership interests in the Seller prior to the acquisition being executed.

INN Acquisition

On December 30, 2021, we executed the INN Purchase Agreement with the related party sellers, Dr. Siemionow, and Dr. Lewicki who own the remaining 58% of INN evenly. See Note 1, Note 7 and Note 12 for further discussion on amounts outstanding to them.

26. Subsequent Events

The Company evaluated subsequent events as of the issuance date of the consolidated financial statements as defined by FASB ASC 855, Subsequent Events.

Coflex Purchase Agreement

On February 28, 2023, the Company’s indirect subsidiary Surgalign SPV, Inc., a Delaware corporation (“Surgalign SPV”) formed in February 2023, Surgalign Spine Technologies, Inc, a Delaware corporation and sole stockholder of Surgalign SPV (“Seller”), the Company and Xtant Medical Holdings, Inc., a Delaware corporation (“Xtant” or “Buyer”) entered into an Equity Purchase Agreement (the “Coflex Purchase Agreement”), pursuant to which, among other things and concurrently with execution thereof, Xtant acquired 100% of the issued and outstanding equity of Surgalign SPV, from Seller (the “Coflex Transaction”). No material relationship exists between Xtant and the other parties, other than with respect to the material definitive agreements.

The aggregate consideration paid in the Coflex Transaction for 100% of Surgalign SPV’s equity securities was $17.0 million in cash. As a result of the Coflex Transaction, Xtant acquired the Company’s Coflex and Cofix product lines in the United States and worldwide intellectual property rights therein. Seller, Surgalign SPV and Xtant also entered into a Transition Services Agreement, dated as of February 28, 2023 (the “Transition Services Agreement”), in connection with the Coflex Transaction pursuant to which Seller has agreed to provide certain transition services to Xtant immediately after the closing for an agreed upon transition period.

Pre-funded warrant exercise

On February 27, 2023, 465,000 shares of the pre-funded warrants were exercised. In addition on March 27, 2023, 833,000 shares of pre-funded warrants were exercised, leading to 3,631,000 pre-funded warrants still outstanding as of March 27, 2023.

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SURGALIGN HOLDINGS, INC. AND SUBSIDIARIES

Schedule II

Valuation and Qualifying Accounts

Years Ended December 31, 2022 and 2021

(Dollars in thousands)

Description	Balance at Beginning of Period	Charged to Costs and Expenses	Deductions, Write-offs, or Payments	Balance at End of Period
For the year ended December 31, 2022:
Allowance for doubtful accounts	$9,272	$1,982	$1,393	$9,861
Allowance for product returns	105	—	50	55
Deferred tax asset valuation allowance	65,007	12,600	484	77,123

For the year ended December 31, 2021:
Allowance for doubtful accounts	8,203	1,722	$653	$9,272
Allowance for product returns	105	—	—	105
Deferred tax asset valuation allowance	45,126	20,459	578	65,007

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